      As filed with the Securities and Exchange Commission on May 5, 1997


                                                      Registration No.


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 1

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             CHENIERE ENERGY, INC.
            (Exact name of registrant as specified in its charter)


           DELAWARE                                   1382                          95-4352386
(State or other jurisdiction                    (Primary Standard                (I.R.S. Employer
of incorporation or organization)    Industrial Classification Code Number)     Identification No.)

                             CHENIERE ENERGY, INC.
                               TWO ALLEN CENTER
                         1200 SMITH STREET, SUITE 1710
                           HOUSTON, TEXAS 77002-4312
                                (713) 659-1361

  (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                              WILLIAM D. FORSTER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             CHENIERE ENERGY, INC.
                               TWO ALLEN CENTER
                         1200 SMITH STREET, SUITE 1710
                           HOUSTON TEXAS 77002-4312
                                (713) 659-1361

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

        Copies of all communications, including all communications sent to the agent for service, should be sent to:
                            TIMOTHY J. ALVINO, ESQ.
                               DEWEY BALLANTINE
                          1301 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK 10019
                                (212) 259-8000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]_________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

               CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                   PROPOSED           PROPOSED
                                          NUMBER OF SHARES         MAXIMUM            MAXIMUM
  TITLE OF EACH CLASS OF                       TO BE            OFFERING PRICE       AGGREGATE              AMOUNT OF
SECURITIES TO BE REGISTERED                 REGISTERED           PER SHARE(1)     OFFERING PRICE(1)     REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.003
 per share............................     1,139,639              $4.5205         $5,151,738.00            $1,561.13

====================================================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Calculated pursuant to Rule 457(a). 2,884,211 shares of Common Stock were previously registered pursuant to Registration Statement 333-10905 and in accordance with Rule 429 is being carried forward hereto. A registration fee of $3,127.00 (which was calculated using 1/29th of 1% of the proposed maximum aggregate offering price) was paid therewith. A registration fee of $1,150.18 was remitted on March 17, 1997 with the original filing of this Registration Statement, representing the registration fee for an additional 839,639 shares of Common Stock (calculated using 1/33rd of 1% of the proposed maximum aggregate offering price) being registered on this Registration Statement. Remitted herewith is a registration fee of $410.95, representing the registration fee for an additional 300,000 shares of Common Stock (calculated using 1/33rd of 1% of the proposed maximum aggregate offering price) being registered on this Registration Statement.

     PURSUANT TO RULE 429, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT WILL ALSO BE USED IN CONNECTION WITH THE OFFERING OF PREVIOUSLY REGISTERED SECURITIES PURSUANT TO THE COMPANY'S REGISTRATION STATEMENT
(FILE NO. 333-10905). IN THE EVENT SUCH PREVIOUSLY REGISTERED SECURITIES ARE OFFERED PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THEY WILL NOT BE INCLUDED ANY PROSPECTUS HEREUNDER.
================================================================================

********************************************************************************
* Information contained herein is subject to completion or amendment. A        *
* registration statement relating to these securities has been filed with the  *
* Securities and Exchange Commission. These securities may not be sold nor may *
* offers to buy be accepted prior to the time the registration statement       *
* becomes effective. This prospectus shall not constitute an offer to sell or  *
* the solicitation of an offer to sell or the solicitation of an offer to buy  *
* nor shall there be any sale of these securities in any State in which such   *
* offer, solicitation or sale would be unlawful prior to registration or       *
* qualification under the securities laws of any such State.                   *
********************************************************************************


PROSPECTUS
                                3,983,850 SHARES

                             CHENIERE ENERGY, INC.
                                  COMMON STOCK
                          (PAR VALUE $.003 PER SHARE)


     This Prospectus relates to 3,983,850 shares of issued and outstanding common stock of Cheniere Energy, Inc., a Delaware corporation ("Cheniere"), par value $.003 per share (the "Common Stock"). The Common Stock was originally issued by Cheniere to certain holders of shares of common stock of Cheniere Energy Operating Co., Inc., a wholly-owned subsidiary of Cheniere, to certain "accredited investors" (as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act")), pursuant to Regulation D promulgated under the Securities Act, and to certain other investors pursuant to Regulation S promulgated under the Securities Act. See "Description of Capital Stock".

     The Common Stock (ticker symbol "CHEX") is traded on The Nasdaq SmallCap Market. On May 2, 1997 the last reported sale price of the Common Stock on The Nasdaq SmallCap Market was $3.328125 per share.

     The Common Stock has been registered for sale by Selling Stockholders (as defined herein) and may be offered by Selling Stockholders from time to time in transactions on The Nasdaq SmallCap Market, in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, in each such case, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares of the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Selling Stockholders and/or purchasers of the Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required, shares of the Common Stock, the name of the Selling Stockholder, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution".

     None of the proceeds from the sale of the Common Stock will be received by Cheniere. Cheniere has agreed, among other things, to bear all expenses (other than underwriting discounts and commissions, fees and expenses of investment bankers and brokerage commissions) incurred in connection with the registration and sale of the Common Stock covered by this Prospectus, including, without limitation, all registration, listing and qualification fees, printers and accounting fees and fees and disbursements of counsel to Cheniere.

                                ________________

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.
                                ________________


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                  The date of this Prospectus is May __, 1997

                                    SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

GENERAL

          Cheniere Energy, Inc., a holding company ("Cheniere," together with Cheniere Operating (as defined below) and Cheniere California (as defined below), the "Company"), is the owner of 100% of the outstanding common stock of Cheniere Energy Operating Co., Inc. ("Cheniere Operating") and Cheniere Energy California, Inc. ("Cheniere California"). Cheniere is a Houston-based company formed for the purpose of oil and gas exploration and if warranted, development and exploitation. Cheniere Operating is currently involved in a joint exploration program which is engaged in the exploration for oil and natural gas along the Gulf Coast of Louisiana, onshore and in the shallow waters of the Gulf of Mexico. The Company commenced its oil and gas activities through such joint program in April 1996. Cheniere California has signed a Purchase and Sale Agreement with respect to certain undeveloped leases offshore Santa Barbara County, California.

          THE COMPANY HAS NOT YET ESTABLISHED OIL AND GAS PRODUCTION, NOR HAS IT BOOKED PROVEN OIL AND GAS RESERVES.

          Cheniere Operating is involved with one major project in the pre-development stage. Cheniere Operating has entered into a joint exploration program pursuant to an Exploration Agreement between Cheniere Operating and Zydeco Exploration, Inc. ("Zydeco"), an operating subsidiary of Zydeco Energy, Inc. (the "Exploration Agreement"), with regard to a new proprietary 3-D seismic exploration project in southern Louisiana (the "3-D Joint Venture"). Cheniere Operating has the right to earn up to a 50% participation in the 3-D Joint Venture. Cheniere Operating believes that the 3-D seismic survey (the "Survey") is the first of its size to cross the shoreline within the Transition Zone of Louisiana, an area extending a few miles on either side of the Louisiana State coastline. The Survey is to be conducted over certain areas located within a total area of approximately 255 square miles running 5 miles south and generally 3 to 5 miles north of the coastline in the most westerly 28 miles of Cameron Parish, Louisiana (the "Survey AMI"). The 3-D Joint Venture does not currently have rights to survey the entire Survey AMI and the extent of the Survey AMI which the 3-D Joint Venture will be entitled to survey is dependent upon its
ability to obtain survey permits and similar rights.   Currently, the 3-D Joint
Venture has permits and similar rights to survey approximately 80% (203 square miles) of the Survey AMI and is attempting to acquire rights to survey additional portions of the Survey AMI. There is no assurance that the 3-D Joint Venture will successfully obtain rights to survey additional portions of the Survey AMI. The 3-D Joint Venture will survey specific sections selected by it within the areas covered by such permits and rights. A seismic data acquisition contract was signed and acquisition of data commenced in September, 1996. Prior to discontinuing operations in late November due to weather conditions, 27 square miles of data had been acquired. Work on the project was resumed in April 1997 under the terms of an amended contract with Grant Geophysical, Inc. The 3-D Joint Venture plans to acquire seismic data over all lands on which rights have been acquired to date, as well as over additional lands for which permits are being sought. Data acquisition is anticipated to be completed during the third calendar quarter of 1997.

          Cheniere California has signed a Purchase and Sale Agreement with Poseidon Petroleum, LLC ("Poseidon") to acquire Poseidon's 60% working interest in six undeveloped leases in the Bonito Unit (the "Bonito Unit") of the Pacific Outer Continental Shelf (OCS) offshore Santa Barbara County, California. The combined working interests of the six leases are equal to a 47% working interest in the Bonito Unit, which includes a seventh lease in which Poseidon has no interest. A significant interest in the Bonito Unit is owned by Nuevo Energy Company. Torch Operating Co. is the operator of the Bonito Unit, pursuant to an agreement with Nuevo. Poseidon estimates that the net proved undeveloped reserves attributable to its interests are approximately 47 million barrels of oil equivalent. As payment for this interest, Cheniere California will pay Poseidon production payments equal to three percent of the production revenue from the leases being assigned up to an aggregate amount of $18,000,000. Minimum prepayments of the production payment shall be made at the rate of $540,000 per year, payable in advance, and shall be retained by Poseidon even if there is no production. Poseidon has prepared a reserve report with respect to the leases which is currently being evaluated by Cheniere California. The principal amount of the production payment and the required minimum yearly payments are subject to adjustment based on the results of the reserve report. The transaction is subject to the receipt of a reserve report acceptable to Cheniere California and to the satisfaction of certain conditions by Poseidon and/or Cheniere California, and, accordingly, there can be no assurance that Cheniere California will successfully consummate the transaction. Moreover, if the transaction is consummated, Cheniere California expects that development of the reserves will not occur for at least four years. While Cheniere California would be obligated to make cash payments to Poseidon, regardless of whether production is established, the only result of failure to make payments would be forfeiture of operating rights in the leases and their reassignment to Poseidon. Prior to the establishment of production, Cheniere California expects to fund the minimum prepayments with cash balances or with proceeds from the sale of Cheniere's equity securities and capitalization by Cheniere of Cheniere California. There can be no assurance that economically feasible oil and gas reserves exist in Poseidon's leases in the Bonito Unit until economic feasibility studies have been concluded.


BUSINESS STRATEGY

          The Company's objective is to expand the net value of its assets by growing its oil and gas reserves in a cost efficient manner. The Company intends to pursue this objective by following an integrated strategy that includes the following elements:

 .    FOCUS ON FEW PROJECTS WITH LARGE RESERVE POTENTIAL.

     Louisiana Gulf Coast Transition Zone. Cheniere Operating's current activities are focused within one area, the Transition Zone of Louisiana. The Company believes that the Transition Zone, including the westernmost 28 miles of Louisiana coastline that are within the Survey AMI, has significant remaining undiscovered reserves. The 3-D Joint Venture therefore plans to focus its efforts on certain areas, all located within the Survey AMI. In addition, the substantial infrastructure along the Gulf Coast and in the shallow Gulf of Mexico permits Cheniere Operating to lower its operating costs compared to those in other geographic regions and facilitates the timely development of oil and gas discoveries. The Company's officers and Zydeco have extensive experience both onshore and offshore in the Gulf Coast and believe the 3-D Joint Venture is well positioned to evaluate, explore and develop properties in the area. Zydeco Energy and its predecessor companies have operated in south Louisiana onshore and offshore for more than 15 years. Recent activities have been principally focused in the Bay Marchand offshore area. Zydeco's technical staff, which presently includes collectively 10 geologists, geophysicists and landmen, has had many years of experience in south Louisiana exploration and exploitation.

     Offshore California. Cheniere California has signed a Purchase and Sale Agreement with Poseidon to acquire Poseidon's 60% working interest in six undeveloped leases in the Bonito Unit of the Pacific Outer Continental Shelf (OCS) offshore Santa Barbara County, California. The combined working interests of the six leases are equal to a 47% working interest in the Bonito Unit, which includes a seventh lease in which Poseidon has no interest. Poseidon estimates that the net proved undeveloped reserves attributable to its interests are approximately 47 million barrels of oil equivalent. The transaction is subject to the receipt of a reserve report acceptable to Cheniere California and to the satisfaction of certain conditions by Poseidon and/or Cheniere California, and, accordingly, there can be no assurance that Cheniere California will successfully consummate the transaction. Moreover, if the transaction is consummated, Cheniere California expects that development of the reserves will not occur for at least four years. See "Business and Properties."

 .    MAINTAIN A SIGNIFICANT WORKING INTEREST IN EACH PROJECT.  Cheniere
     Operating has the right to earn up to a 50% participation in the 3-D Joint Venture. Under the terms of the Exploration Agreement, Cheniere Operating must timely meet its payment obligations to the 3-D Joint Venture in order to reach a 50% participation. Cheniere Operating does not intend to be an operator in the area, but intends to maintain a significant working interest to better leverage its administrative and technical resources and to better influence operator decisions.

 .    UTILIZE THE LATEST EXPLORATION, DEVELOPMENT AND PRODUCTION TECHNOLOGY.  The
     Company intends to use the latest technology to enhance the efficiency and economy of its exploration, development and production efforts. These include the use of advanced 3-D seismic acquisition and processing techniques in the Survey AMI. Toward that end, Zydeco has leased for use by the 3-D Joint Venture a Hewlett Packard/Convex SPP-1600 parallel processing system and has purchased software to process seismic data from the 3-D Joint Venture.

 .    CONTROL OVERHEAD COSTS.  The Company plans to maintain a small, but experienced working staff, and to leverage their talents by focusing on a relatively few projects which have high reserve potential in which it can obtain a high working interest, and to employ outside consultants and seek industry partners with the appropriate geographic and technical experience. Currently, the Company has no employees other than its executive officers and one administrative assistant.

                                  RISK FACTORS

          An investment in the common stock, par value $.003 per share, of Cheniere (the "Common Stock") involves a significant degree of risk. The following factors, together with the information provided elsewhere in this Prospectus, should be considered carefully in evaluating an investment in the Common Stock of Cheniere.


FACTORS RELATING TO THE COMPANY

     Limited Operating History

          Cheniere Energy, Inc., a holding company ("Cheniere," together with Cheniere Operating (as defined below) and Cheniere California (as defined below) the "Company"), is the owner of 100% of the outstanding common stock of Cheniere Energy Operating Co., Inc. ("Cheniere Operating") and Cheniere Energy California, Inc. ("Cheniere California"). The Company has a limited operating history with respect to its oil and gas exploration activities which were commenced through a joint exploration program in April 1996 by Cheniere Operating. Following a reorganization with Bexy Communications, Inc. ("Bexy"), Cheniere Operating became a wholly-owned subsidiary of Cheniere on July 3, 1996. During the fiscal year ended August 31, 1996, the Company incurred net losses of $286,819, and for the six month period ended February 28, 1997, the Company incurred net losses of $298,249. The Company is likely to continue to incur losses during the remainder of 1997, and possibly beyond, depending on whether it generates sufficient revenue from producing reserves acquired either through acquisitions or drilling activities.

     Limited Assets / No Proven Reserves or Current Production

          The Company has not yet established oil and gas production, nor has it booked proven oil and gas reserves. Currently, the Company's primary asset is its interest in a joint exploration program pursuant to an Exploration Agreement (the "Exploration Agreement") between Cheniere Operating and Zydeco Exploration, Inc. ("Zydeco") with regard to a new proprietary 3-D seismic exploration project in Southern Louisiana (the "3-D Joint Venture"). Since almost all of the Company's assets are represented by the investment to date in the 3-D Joint Venture and additional amounts will be invested, the Company is highly dependent on the success of the 3-D Joint Venture. While Cheniere California has signed a Purchase and Sale Agreement to purchase a working interest in undeveloped reserves in the Bonito Unit of the Pacific Outer Continental Shelf, offshore Santa Barbara County, there is no assurance that Cheniere California will successfully consummate the transaction contemplated by such Purchase and Sale Agreement. Moreover, if the transaction is consummated, Cheniere California expects that development of the reserves will not occur for at least four years. There can be no assurance that economically feasible oil and gas reserves exist in Poseidon's leases in the Bonito Unit until economic feasibility studies have been concluded. See "Business and Properties."

     Need for Additional Financing

          The Company presently has no operating revenues and does not expect to generate meaningful operating revenues before calendar year 1998. Additional capital amounting to $4 million will be required to sustain operations and to timely make required payments to the 3-D Joint Venture. Further capital is required to pay for the Company's share of Seismic Costs (as defined herein) in excess of $13.5 million, exercise lease options, acquire additional oil and gas leases and drill wells on potential prospects, the total amount of which will be determined by the results of seismic operations. The Company anticipates that its share of these expenditures could be at least $6 million during the fourth calendar quarter of 1997 and the first calendar quarter of 1998. Additional capital may be secured from a combination of funding sources that may include borrowings from financial institutions, debt offerings (which would increase the leverage of the Company and add to its need for cash to service such debt), additional offerings of Cheniere's equity securities (which could cause substantial dilution of the Common Stock), or sales of portions of Cheniere Operating's interest in the 3-D Joint Venture (which would reduce any future revenues from the 3-D Joint Venture). The Company's ability to access additional capital will depend on its results of operations and the status of various capital markets at the time such additional capital is sought. Accordingly, there can be no assurances that capital will be available to the Company from any source or that, if available, it will be on terms acceptable to the Company. Should sufficient additional financing not be available, Cheniere will be unable to fund payments to the 3-D Joint Venture required to be made by Cheniere Operating. See "Management Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     3-D Joint Venture Payments / Previous Late Payments / Insufficient Capital

          Under the terms of the Exploration Agreement, Cheniere Operating is required to make monthly payments to the 3-D Joint Venture aggregating, at least, $13.5 million, $10 million of which has been paid by Cheniere Operating to date. Cheniere Operating's potential participation in the 3-D Joint Venture could be significantly reduced in the event of a failure by Cheniere Operating to make such required monthly payments when due. Cheniere Operating has in the past failed to make such payments when due. While Cheniere Operating has in such instances succeeded in obtaining waivers under, and amendments to, the Exploration Agreement extending the due dates for such payments, there can be no assurance that Cheniere Operating will successfully obtain similar amendments should it fail to timely make required payments to the 3-D Joint Venture in the future. Neither Cheniere Operating nor Cheniere currently has sufficient capital to meet its future payment obligations and there can be no assurance that Cheniere Operating or Cheniere will successfully secure the necessary funds. See "Business and Properties - 3-D Joint Venture Exploration Agreement."

     Potential Acquisition of California Offshore Oil Reserves / Acceptable Reserve Report / Possible Payment Failure / Uncertain Current Economic Value

          Cheniere California has signed a Purchase and Sale Agreement with Poseidon to acquire Poseidon's 60% working interest in six undeveloped leases in the Bonito Unit of the Pacific Outer Continental Shelf (OCS) offshore Santa Barbara County, California. The combined working interests of the six leases are equal to a 47% working interest in the Bonito Unit, which includes a seventh lease in which Poseidon has no interest. The transaction is subject to the receipt of a reserve report acceptable to Cheniere California and to the satisfaction of certain conditions by Poseidon and/or Cheniere California, and, accordingly, there can be no assurance that Cheniere California will successfully consummate the transaction. Moreover, if the transaction is consummated, Cheniere California expects that development of the reserves will not occur for at least four years. While Cheniere California would be obligated to make cash payments to Poseidon, regardless of whether production is established, the only result of failure to make payments would be forfeiture of operating rights in the leases and their reassignment to Poseidon. Prior to the establishment of production, Cheniere California expects to fund the minimum prepayments with cash balances or with proceeds from the sale of Cheniere's equity securities and capitalization by Cheniere of Cheniere California. There can be no assurance that economically feasible oil and gas reserves exist in Poseidon's leases in the Bonito Unit until economic feasibility studies have been concluded. See "Business and Properties."

     Lack of Liquidity of the Common Stock

          Through May 2, 1997, the average daily trading volume of the Common Stock of Cheniere was approximately 50,000 shares. The completion of the offering of the Common Stock provides no assurance that the trading market for the Common Stock will become more active. Cheniere is listed on The Nasdaq SmallCap Market.

     No Dividends

          Cheniere has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on its Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of Cheniere's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions.


     Possible Issuance of Additional Shares / Shareholder Dilution

          Cheniere's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of the Common Stock. As of May 2, 1997, approximately 37% of the shares of the Common Stock remained unissued. Cheniere's Board of Directors has the power to issue any and all of such shares without shareholder approval. It is likely that Cheniere will issue shares of the Common Stock, among other reasons, in order to raise capital to sustain operations, to capitalize Cheniere Operating in order to make required payments to the 3-D Joint Venture, to capitalize Cheniere California in order to make payments in connection with the acquisition of certain undeveloped leases offshore California (should the transaction be consummated) and/or to finance future oil and gas exploration projects. In addition, Cheniere has reserved 386,666 and 2/3 shares of the Common Stock for issuance upon the exercise of outstanding warrants and 331,444 and 2/3 shares of the Common Stock for issuance upon the exercise of outstanding options. Any issuance of the Common Stock by Cheniere may result in a reduction in the book value per share or market price per share of the outstanding shares of the Common Stock and will reduce the proportionate ownership and voting power of such shares. See "Description of Capital Stock."

     Dependence on Key Personnel

          The Company is dependent upon its executive officers for its various activities. The Company does not maintain "key person" life insurance policies on any of its personnel nor does it have employment agreements with any of its personnel. The loss of the services of any of these individuals could materially and adversely affect the Company. In addition, the Company's future success will depend in part upon its ability to attract and retain additional qualified personnel. Other than its officers, the Company has only one full-time employee, an administrative assistant.

     Dependence on Industry Partners

          The future success of the 3-D Joint Venture is largely dependent upon the experience and performance of Zydeco. As the Company has few employees and limited operating revenues, the Company will be largely dependent upon industry partners for the success of its oil and gas exploration projects for the foreseeable future.

     Control by Principal Stockholders

          William D. Forster, President and Chief Executive Officer of Cheniere, and BSR Investments, Ltd. ("BSR"), an entity under the control of a member of the immediate family of Charif Souki, Chairman of the Board of Directors and Secretary of Cheniere, own in the aggregate approximately 43.1% of the outstanding Common Stock. Accordingly, it is likely that Mr. Forster and BSR will effectively be able to elect all of the directors of Cheniere and to control Cheniere's management, operations and affairs, including the ability to effectively prevent or cause a change in control of Cheniere.

FACTORS RELATING TO THE 3-D JOINT VENTURE

     Ability to Obtain Permits

          The 3-D Joint Venture will conduct a 3-D seismic survey (the "Survey") over certain areas located within a total area of approximately 255 square miles running 5 miles south and generally 3 to 5 miles north of the coastline in the most westerly 28 miles of Cameron Parish, Louisiana (the "Survey AMI"). The 3-D Joint Venture does not currently have rights to survey the entire Survey AMI and the extent of the Survey AMI which the 3-D Joint Venture will be entitled to survey is dependent upon its ability to obtain survey permits and similar rights. Currently, the 3-D Joint Venture has rights to survey approximately 80% (203 square miles) of the Survey AMI and is attempting to acquire rights to survey additional portions of the Survey AMI. There can be no assurance that the 3-D Joint Venture will successfully obtain permits or rights to survey additional portions of the Survey AMI.

     Louisiana State Waters - Timing Risks

          Among certain other rights, the 3-D Joint Venture currently has the exclusive right to shoot and gather seismic data over 51,360 net acres of Louisiana State waters, located in the Western half of Cameron Parish, Louisiana and constituting a sub-area of the Survey AMI and to nominate for lease any acreage in such State waters (the "Louisiana Seismic Permit"). The Louisiana Seismic Permit expires in August 1997, but may be extended at Zydeco's option for an additional six months to February 1998 by payment of an additional fee of $391,876.80. It is currently anticipated that Zydeco will exercise its option to extend the term of the Louisiana Seismic Permit. By December 1997, the 3-D Joint Venture is scheduled to complete the Survey, process and interpret the Survey data and begin nomination and bidding for leases. By early 1998, the 3-D Joint Venture is scheduled to propose and contract for drilling, and commence drilling its first set of prospects. Under the terms of the Louisiana Seismic Permit, the 3-D Joint Venture will be liable to pay penalties of $783,753.60 in the event it fails to (i) complete the acquisition of the seismic data covering the entire area subject to the Louisiana Seismic Permit or (ii) provide access to such data to the State of Louisiana in a timely manner. Under the terms of the Exploration Agreement, any such penalties payable under the Louisiana Seismic Permit shall be borne equally by Zydeco and Cheniere Operating. There can be no assurance that the 3-D Joint Venture will complete its scheduled activities within the time period required under the Louisiana Seismic Permit. Failure of the 3-D Joint Venture to complete its seismic data acquisition program within the term of the Louisiana Seismic Permit could materially and adversely affect the value of Cheniere Operating's interest in the 3-D Joint Venture. See "Business and Properties - Permit and Lease Status within the Survey AMI."

FACTORS RELATING TO THE OIL AND GAS INDUSTRY

     Operating Hazards and Uninsured Risks

          The oil and gas operations of the Company are subject to all of the risks and hazards typically associated with the exploration for, and the development and production of, oil and gas. Risks in drilling operations include cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. The Company's activities are also subject to perils specific to marine operations, such as capsizing, collision, and damage or loss from severe weather. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. In accordance with customary industry practices, the Company intends to maintain insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect the Company's financial condition and operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates considered reasonable by the Company. See "Business and Properties - Operational Risks and Insurance."

     Exploration Risks

          The Company's exploration activities involve significant risks. There can be no assurance that the use of technical expertise as applied to geophysical or geological data will ensure that any well will encounter hydrocarbons. Further, there is no way to know in advance of drilling and testing whether any prospect encountering hydrocarbons in the Survey AMI by the 3-D Joint Venture will yield oil or gas in sufficient quantities to be economically viable. In addition, the Company is highly dependent upon seismic activity and the related application of new technology as a primary exploration methodology. There can be no assurance that the 3-D Joint Venture's efforts will be successful. See "Business and Properties."

     High Dependence upon Lease Acquisition Activities

          Both the United States Department of the Interior and the State of Louisiana award oil and gas leases on a competitive bidding basis and non-governmental owners of the onshore mineral interests within the Survey AMI are not obligated to lease their mineral rights to the 3-D Joint Venture except to the extent they have granted lease options to the 3-D Joint Venture. Other major and independent oil and gas companies having financial resources significantly greater than those of the 3-D Joint Venture may bid against the 3-D Joint Venture for the purchase of oil and gas leases. Accordingly, there can be no assurance that the 3-D Joint Venture or any other oil and gas venture of the Company will be successful in acquiring farmouts, seismic permits, lease options, leases or other rights to explore or recover oil and gas.
Consequently, the proportion of the Survey AMI which could be surveyed or subsequently explored through drilling would be reduced to the extent that the 3-D Joint Venture is not successful at such acquisitions. See "Business and Properties -Permit and Lease Status within the Survey AMI."

     Lack of Diversification / Oil and Gas Industry Conditions / Volatility of Prices for Oil and Gas

          As an independent energy company, the Company's revenues and profits will be substantially dependent on the oil and gas industry in general and the prevailing prices for oil and gas in particular. Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to any of the following factors: relatively minor changes in the supply of and demand for oil and gas; market uncertainty; political conditions in international oil producing regions; the extent of domestic production and importation of oil in certain relevant markets; the level of consumer demand; weather conditions; the competitive position of oil or gas as a source of energy as compared with other energy sources; the refining capacity of oil purchasers; and the effect of federal and state regulation on the production, transportation and sale of oil. It is likely that adverse changes in the oil market or the regulatory environment would have an adverse effect on the Company's ability to obtain capital from lending institutions, industry participants, private or public investors or other sources.

     Intense Competition in Oil and Gas Industry

          The oil and gas industry is highly competitive. Most of the Company's current and potential competitors have significantly greater financial resources and a significantly greater number of experienced and trained managerial and technical personnel than the Company and the 3-D Joint Venture. There can be no assurance that the Company or the 3-D Joint Venture will be able to compete effectively with such firms. See "Business and Properties - Competition and Markets."

     Risks of Turnkey Contracts

          The Company anticipates that any wells to be drilled in which the Company will have an interest will be drilled by established industry contractors under turnkey contracts that limit the Company's financial and legal exposure. Under a turnkey drilling contract a negotiated price is agreed upon and the money placed in escrow. The contractor then assumes all of the risk and expense, including any cost overruns, of drilling a well to contract depth and completing any agreed upon evaluation of the wellbore.

Upon performance of all these items, the escrowed money is released to the contractor. On a footage or day work basis, all risk and expense, including cost overruns, of drilling a well to total depths lies with the operator. Circumstances may arise where a turnkey contract is not economically beneficial to the Company or is otherwise unobtainable from proven industry contractors. In such instances, the Company may decide to drill, or cause to be drilled, the applicable well(s) on either a footage or day work basis and the drilling thereof will be subject to the usual drilling hazards such as cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. The Company would also be liable for any cost overruns attributable to downhole drilling problems that otherwise would have been covered by a turnkey contract had one been negotiated. See "Business and Properties - Operational Risks and Insurance."

     United States Governmental Regulation, Taxation and Price Control

          Oil and gas production and exploration are subject to comprehensive federal, state and local laws and regulations controlling the exploration for and production and sale of oil and gas and the possible effects of such activities on the environment. Failure to comply with such rules and regulations can result in substantial penalties and may adversely affect the Company. Present, as well as future, legislation and regulations could cause additional expenditures, restrictions and delays in the Company's business, the extent of which cannot be predicted and which may require the Company to limit substantially, delay or cease operations in some circumstances. In most, if not all, areas where the Company may conduct activities, there may be statutory provisions regulating the production of oil and natural gas which may restrict the rate of production and adversely affect revenues. The Company plans to acquire oil and gas leases in the Gulf of Mexico, which will be granted by the Federal government and administered by the U.S. Department of Interior Minerals Management Service (the "MMS"). The MMS strictly regulates the exploration, development and production of oil and gas reserves in the Gulf of Mexico. Such regulations could have a material adverse effect on the Company's operations in the Gulf of Mexico. The Federal government regulates the interstate transportation of oil and natural gas, through the Federal Energy and Regulatory Commission ("FERC"). The FERC has in the past regulated the prices at which oil and gas could be sold. Federal reenactment of price controls or increased regulation of the transport of oil and natural gas could have a material adverse effect on the Company. In addition, the Company's operations are subject to numerous laws and regulations governing the discharge of oil and hazardous materials into the environment or otherwise relating to environmental protection, including the Oil Pollution Act of 1990. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control, solid waste management, and strict financial responsibility and remedial response obligations relating to oil spill protection. The cost of complying with such environmental legislation will have a general adverse effect on the Company's operations. See "Business and Properties - Governmental Regulation."

                                  THE COMPANY

          Cheniere Energy, Inc., a holding company ("Cheniere," together with Cheniere Operating (as defined below) and Cheniere California (as defined below), the "Company"), is the owner of 100% of the outstanding common stock of Cheniere Energy Operating Co., Inc. ("Cheniere Operating") and Cheniere Energy California, Inc. ("Cheniere California"). Cheniere is a Houston-based company formed for the purpose of oil and gas exploration and if warranted, development and exploitation. Cheniere Operating was incorporated in Delaware in February 1996 under the name FX Energy, Inc.

          On July 3, 1996 Cheniere Operating consummated the transactions (the "Reorganization") contemplated in the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated April 16, 1996 between Cheniere Operating and Bexy Communications, Inc., a publicly held Delaware corporation ("Bexy"), in order to give Cheniere Operating a presence in the public market. Bexy was involved in the production of traditional television programming, and in the creation, publishing and distribution of health-themed information for the general public through print and electronic media. Management decided to terminate Bexy's business because of the small scale of the operations and because of the relative attractiveness of the Company's oil and gas projects. Under the terms of the Reorganization Agreement, Bexy transferred its existing assets and liabilities to Mar Ventures, Inc., its wholly-owned subsidiary ("Mar Ventures"), Bexy received 100% of the outstanding shares of Cheniere Operating and the former shareholders of Cheniere Operating received approximately 8.3 million newly issued shares of Bexy common stock, representing 93% of the then issued and outstanding Bexy shares. Immediately following the Reorganization, the original Bexy stockholders held the remaining 7% of the outstanding Bexy stock. In accordance with the terms of the Reorganization Agreement, Bexy changed its name to Cheniere Energy, Inc. Subsequently, Cheniere distributed the outstanding capital stock of Mar Ventures to the original holders of Bexy common stock.

          The Common Stock of Cheniere is traded on The Nasdaq SmallCap Market (ticker symbol "CHEX") with 12,648,409 shares outstanding as of May 2, 1997.

          The Company's principal executive offices are located at Two Allen Center, 1200 Smith Street, Suite 1710, Houston, Texas 77002. The Company's telephone number is (713) 659-1361.


                                USE OF PROCEEDS

          All shares of Common Stock covered hereby are being registered for the account of the Selling Stockholders and, accordingly, Cheniere will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders.


                                 CAPITALIZATION

          The following table sets forth the capitalization of Cheniere as of February 28, 1997. All information set forth below should be read in conjunction with the financial data of the Company and related notes that appear elsewhere in this Prospectus.



Shareholders' Equity
   Common Stock - $.003 Par Value
   Authorized 20,000,000 shares;
   12,295,462 Issued and Outstanding(1)     $   36,886

   Preferred Stock -
   Authorized 1,000,000 shares;
   None Issued and Outstanding                      --

   Additional paid-in capital                9,831,280

   Deficit accumulated during                 (377,346)
   the development stage                    ----------

Total Shareholders' Equity                  $9,490,820
                                            ==========


(1) In addition, (i) 274,166 and 2/3 shares of the Common Stock are reserved for issuance upon exercise of outstanding warrants to purchase Common Stock at an exercise price of $3.00 per share, (ii) 112,500 shares of the Common Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Common Stock at an exercise price of $3.125 per share, (iii) 300,000 shares of the Common Stock are reserved for issuance upon exercise of outstanding options granted by the Board of Directors to certain of Cheniere's executive officers, at an exercise price of $3.00 per share,
     (iv) 19,444 and 2/3 shares of the Common Stock are reserved for issuance upon exercise of outstanding options granted to Buddy Young, at an exercise price of $1.80 per share and (v) 12,000 shares of the Common Stock are reserved for issuance upon exercise of outstanding options granted to Janet
     L. Reinarz, at an exercise price of $3.00 per share

                     MARKET PRICE AND DIVIDEND INFORMATION

          From 1989 through December 1993, there was no public trading market for the Bexy Common Stock. In December 1993, the common stock of Bexy began trading on the Bulletin Board. In connection with the Reorganization, the Company divested itself of the assets relating to the business of Bexy prior to the Reorganization and has shifted its focus to oil and gas exploration. Simultaneously with the Reorganization, each three outstanding shares of common stock of Bexy was converted to one share of Common Stock and the stockholders of Cheniere Operating were issued shares of Common Stock equaling approximately 93% of the then issued and outstanding shares of Bexy causing the existing stockholders of Bexy to be diluted to approximately 7%. On April 11, 1997, the Common Stock began trading on The Nasdaq SmallCap Market (ticker symbol "CHEX"). As the nature of the business and the Common Stock has changed as a result of the Reorganization, this section describes the market price of the Common Stock following the Reorganization on July 3, 1996.

          The high ask and low bid prices of the Common Stock reported for the following periods are as given: July 8, 1996 through August 31, 1996, $6.00 and $3.00; September 1, 1996 through November 30, 1996, $3.50 and $2.125; December 1, 1996 through February 28, 1997, $7.3125 and $2.75, and on May 2, 1997, $3.375
and $3.328125. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions.

          As of April 25, 1997 there were 776 record holders of the Common Stock which does not include holders who hold their shares of the Common Stock in "street name".

          Cheniere has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on its Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of Cheniere's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions.

                            SELECTED FINANCIAL DATA

          The following income statement data and balance sheet data have been derived from the financial statements prepared in accordance with generally accepted accounting principles. The financial statements of Cheniere Energy, Inc. and Subsidiary as of August 31, 1996 and for the year then ended have been audited by Merdinger, Fruchter, Rosen & Corso, P.C. The financial statements as of February 28, 1997 and the for the six month period then ended are unaudited. This information should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                                                          Pro Forma
                                                                                    ---------------------
                                              September 1, 1995  September 1, 1996     September 1, 1996
                                                      to                 to                   to
                                               August 31, 1996   February 28, 1997   February 28, 1997/1/
                                               ----------------  ------------------  ---------------------

Net operating revenues                               $      --       $         --           $          --

(Loss) from continuing operations                      (79,097)           (298,249)              (298,249)

(Loss) from continuing operations                       (0.008)              (0.03)                (0.033
 per share of common stock

Net (loss) per share of common                          (0.008)              (0.03)                 (0.03)
 stock

Cash                                                 1,093,180           3,843,088              2,759,882
Investment in 3-D Joint Venture                      4,000,000           7,141,745              8,000,000
Total Assets                                         5,145,310          11,187,621             10,928,920
Long-term obligations                                       --                  --                     --
Total Liabilities                                      718,855           1,696,801                 84,300
Total Shareholders' Equity                           4,426,455           9,490,820             10,844,620
Cash dividends declared per share of                        --                  --                     --
 common stock

--------------
/1/ On March 4, 1997 $1,500,025 of Advances for Issuance of Common Stock were transferred to capital, as the Company issued shares of common stock for $1,500,025, and the Company funded an additional $858,255 investment in the 3-D Joint Venture. This column reflects the selected financial data as if the two events described herein along with applicable costs and expenses had occurred as of February 28, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

          Cheniere Operating was incorporated in Delaware in February of 1996 for the purpose of entering the oil and gas exploration and if warranted, development and exploitation business, initially on the Louisiana Gulf Coast.

          In March of 1996, Cheniere Operating entered into discussion with Bexy Communications, Inc. ("Bexy") for a reorganization in order to give it a presence in the public market.

          On April 16, 1996, the Reorganization Agreement was entered into whereby the Cheniere Operating stockholders would acquire control of Bexy in consideration for the outstanding stock of Cheniere Operating.

          Under the terms of the Reorganization Agreement, Bexy transferred its existing assets of approximately $224,000 and its liabilities of approximately $111,000 to Mar Ventures, Inc. ("Mar Ventures"), Bexy received 100% of the outstanding shares of Cheniere Operating and the former shareholders of Cheniere Operating received approximately 8.3 million newly issued shares of Bexy common stock, representing 93% of the then issued and outstanding Bexy shares.
Cheniere Operating became a wholly-owned subsidiary of Bexy and the principal business became oil and gas exploration. Bexy then changed its name to Cheniere Energy, Inc., and distributed the outstanding capital stock of Mar Ventures to the original holders of Bexy common stock.

          The reorganization was accounted for as the recapitalization of Cheniere Operating and the issuance of stock for the net assets of Bexy.


RESULTS OF OPERATIONS - AUDITED STATEMENTS YEAR ENDED AUGUST 31, 1996

          The Company's operating results reflected a loss of $79,097, as there were no revenues from continuing operations. General and Administrative expenses of $73,814, including primarily the costs of salary, occupancy and office expense, comprised most of the loss.


RESULTS OF OPERATIONS - UNAUDITED STATEMENTS SIX MONTH PERIOD ENDED FEBRUARY 28, 1997

          The Company's operating results for the six months ended February 28, 1997 reflect a loss of $298,249, or $0.03 per share, as there were no operating revenues. General and administrative expenses of $311,693 and interest expenses of $8,552 were offset partially by interest income of $21,996. General and Administrative expense consisted primarily of the costs of salary, occupancy, office expense and insurance. Interest expense was incurred with respect to a short term promissory note that was repaid on December 14, 1996. Interest income was generated on the Company's cash balances.

LIQUIDITY AND CAPITAL RESOURCES

          At August 31, 1996, the Company's balance sheet reflected current assets of $1,097,980 with liabilities of $718,855. Other assets reflected an investment of $4 million in the proprietary 3-D seismic exploration project in southern Louisiana (the "3-D Joint Venture"). As of August 31, 1996, the Company's capital reflected sales of shares net of offering expenses of $609,451 and distribution of net assets of $112,902 from discontinued operations.

          At February 28, 1997, total assets were $11,187,621 compared to $5,145,310 at August 31, 1996. The increase is primarily from the sale of Common Stock net of offering costs of $5,145,838 received during the six month period. Current assets increased to $3,996,409 from $1,097,980 during the same period. Other assets reflected an increase in investment to approximately $7.1 million from $4 million in the 3-D Joint Venture. This increase was funded primarily from cash balances and equity proceeds. On March 4, 1997, the Company funded an additional $858,255 investment in the 3-D Joint Venture, also from equity proceeds and cash balances, and on May 2, 1997, the Company funded an additional $2 million investment in the 3-D Joint Venture from cash balances, bringing its total investment to date in the 3-D Joint Venture to $10 million. General and administrative and interest expenses were funded with equity proceeds and cash balances.

          At February 28, 1997, the Company had working capital of $2,299,608. For the fiscal year ended August 31, 1996, operating expenses and capitalized costs were financed by the sale of Common Stock and Bridge Loan (as defined below) funding as the Company had not yet generated revenues from operations. For the six month period ended February 28, 1997, operating expenses and capitalized costs were financed by the sale of Common Stock as revenues have yet to be generated. It is anticipated that future liquidity requirements, including the commitment to the 3-D Joint Venture which will amount to, at least, an additional $3.5 million (which is due in two payments; $2 million on May 22, 1997 and $1.5 million on June 21, 1997, each of which has a 30-day grace period), will be met by sale of equity, further borrowings and/or sales of portions of Cheniere Operating's interest in the 3-D Joint Venture. At this time, no assurance can be given that such sale of equity, further borrowings or sales of portions of Cheniere Operating's interest in the 3-D Joint Venture will prove to be successful. Cheniere Operating has in the past failed to timely make certain payments due to the 3-D Joint Venture. While Cheniere Operating has in such instances succeeded in obtaining waivers under, and amendments to, the Exploration Agreement extending the due dates for such required payments, there can be no assurance that Cheniere Operating will successfully obtain similar amendments should it fail to timely make required payments to the 3-D Joint Venture in the future. Neither Cheniere Operating nor Cheniere currently has sufficient capital to meet its future payment requirements and there can be no assurance that Cheniere Operating or Cheniere will successfully secure the necessary funds. See "Business and Properties - 3-D Joint Venture Exploration Agreement."

          At the present time, the Company has no material commitments for capital expenditures.

          Since its inception, Cheniere Operating's primary source of financing for operating expenses and payments to the 3-D Joint Venture has been, originally, the sale of its equity securities, and since the reorganization with Bexy, funding from Cheniere through the sale of Cheniere's equity securities.

          In May and June 1996, Cheniere Operating raised $2,883,000, net of offering costs, from the sale of shares of its common stock (which were exchanged for 2,000,000 shares of the Common Stock following the Reorganization) to "accredited investors" (as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act")) pursuant to Rule 506 of Regulation D promulgated under the Securities Act ("Regulation D"). The proceeds were used to fund Cheniere Operating's initial $3 million payment to the 3-D Joint Venture.

          In order to finance a $1 million payment made to the 3-D Joint Venture on August 9, 1996, Cheniere sold Common Stock pursuant to Regulation D and Regulation S promulgated under the Securities Act ("Regulation S"). In July 1996, Cheniere sold 50,000 shares of the Common Stock to an "accredited investor" pursuant to Rule 506 of Regulation D and Cheniere received proceeds of $100,000 from such sale. In July and August 1996, Cheniere conducted an offering of Common Stock pursuant to Regulation S. Cheniere sold 508,400 shares of the Common Stock and received proceeds of $915,000, net of placement fees, from such sale.

          In late August 1996, Cheniere raised $1,000,000 from the sale of 100,000 units, each consisting of five shares of the Common Stock and a warrant to purchase one share of the Common Stock, pursuant to Regulation S. The proceeds were used to fund a $1 million payment to the 3-D Joint Venture made on September 4, 1996. The warrants are exercisable on or before August 29, 1999 at an exercise price of $3.125 per share (subject to customary anti-dilution adjustments). The exercise price represents the approximate market price of the underlying Common Stock at the time of the transaction.

          Between fiscal year end at August 31, 1996 and February 28, 1997, Cheniere raised net proceeds of $5,145,838 from the sale of equity to accredited investors pursuant to Regulation D and other investors pursuant to Regulation S. Some of the proceeds were used to fund payments in the aggregate of approximately $3.1 million to the 3-D Joint Venture.

          On March 4, 1997, the Company funded an additional $858,255 investment in the 3-D Joint Venture, and $1,500,025 of Advances for Issuance of Common Stock were transferred to capital, as the Company issued 352,947 shares of Common Stock, at a price of $4.25 per share, for proceeds of $1,500,025. With respect to these shares of Common Stock, as well as 352,947 shares of Common Stock issued in February 1997 at a price of $4.25 per share, the Company has agreed that if, during the 270 day period following the date of purchase of these shares, the Company offers and sells any shares of Common Stock for a per share gross sales price lower than the per share price paid for these shares, the Company will issue additional shares of Common Stock to reflect the lowest per share gross sales price at which shares were offered and sold during the period. The pro forma financial information contained in "Selected Financial Data", above, reflects the stated financial information as if the two events described above had occurred as of February 28, 1997.

          On May 2, 1997, the Company funded an additional $2 million investment in the 3-D Joint Venture, bringing its total investment to date in the 3-D Joint Venture to $10 million.

          In June 1996, Cheniere Operating borrowed $425,000 (the "Bridge Loan") through a private placement of short term promissory notes (the "Notes"). In connection with the placement of the Notes, Cheniere Operating issued warrants (the "June Warrants"), which following the Reorganization, were exchanged for an aggregate of 141,666 and 2/3 warrants to purchase shares of the Common Stock, to the holders of the Notes (the "Noteholders"), each of which warrants entitles the holder to purchase one share of the Common Stock at an exercise price of $3.00 per share at any time on or before June 14, 1999. The exercise price was determined at a 100% premium to the sale price of Cheniere Operating stock by private placement during May 1996, as the Company's stock was not publicly traded at that time. The Company satisfied all of its obligations under Notes in the aggregate principal amount of $210,000 by paying the accrued interest on such Notes and by agreeing to issue 105,000 shares of the Common Stock at a price of $2.00 per share to the holders of such Notes pursuant to Regulation D. In addition, an individual Noteholder (the "Remaining Noteholder") purchased several outstanding Notes following which such Noteholder held Notes in the aggregate principal amount of $215,000. In exchange for such notes, Cheniere Operating issued a new promissory note in the amount of $215,000 to the Remaining Noteholder, which Cheniere Operating paid on December 13, 1996. The Remaining Noteholder also received 64,500 warrants to purchase shares of the Common Stock in accordance with the terms of the original Note Agreement. Such additional warrants have identical terms as the June Warrants, in accordance with the terms of the original Note agreement. The Remaining Noteholder was not an affiliate of the Company.

          Cheniere California has signed a Purchase and Sale Agreement with Poseidon Petroleum, LLC to acquire Poseidon's 60% working interest in six undeveloped leases in the Bonito Unit of the Pacific Outer Continental Shelf
(OCS) offshore Santa Barbara County, California. The combined working interests of the six leases are equal to a 47% working interest in the Bonito Unit, which includes a seventh lease in which Poseidon has no interest. Poseidon estimates that the net proved undeveloped reserves attributable to its interests are approximately 47 million barrels of oil equivalent. As payment for this interest, Cheniere California will pay Poseidon production payments equal to three percent of the production revenue from the leases being assigned up to an aggregate amount of $18 million. Minimum prepayments of the production payments shall be made at a rate of $540,000 per year, payable in advance, and shall be retained by Poseidon even if there is no production. Poseidon has prepared a reserve report with respect to the leases which is currently being evaluated by Cheniere California. The principal amount of the production payment and the required minimum yearly payments are subject to adjustment based on the results of the reserve report. The transaction is subject to the receipt of a reserve report acceptable to Cheniere California and to the satisfaction of certain conditions by Poseidon and/or Cheniere California, and, accordingly, there can be no assurance that Cheniere California will successfully consummate the transaction. While Cheniere California would be obligated to make cash payments to Poseidon, regardless of whether production is established, the only result of failure to make payments would be forfeiture of operating rights in the leases and their reassignment to Poseidon. Prior to the establishment of production, Cheniere California expects to fund the minimum prepayments with cash balances or with proceeds from the sale of Cheniere's equity securities and capitalization by Cheniere of Cheniere California. There can be no assurance that economically feasible oil and gas reserves exist in Poseidon's leases in the Bonito Unit until economic feasibility studies have been concluded.

          On November 27, 1996, Cheniere Operating and Zydeco Exploration amended the Exploration Agreement between the two entities relating to the 3-D Joint Venture whereby the schedule for payment of Seismic Funds defined by the Exploration Agreement and its amendments from Cheniere Operating to Zydeco is suspended. The new amendment calls for Cheniere Operating to furnish funds to maintain a $1,000,000 balance in the Seismic Fund account and for Cheniere Operating to resume the payment schedule within thirty days of Zydeco's notification. The suspension of payment of Seismic Funds is intended to better align the payment schedule with Zydeco's need for such funds. Under the revised agreement, Cheniere Operating expects to fund an additional $3.5 million (plus 50% of certain costs in excess of $13.5 million) of Seismic Fund payments during the final two quarters of its fiscal year ending August 31, 1997, which is due in two payments; $2 million on May 22, 1997 and $1.5 million on June 21, 1997, each of which has a 30-day grace period.

                            BUSINESS AND PROPERTIES

GENERAL

          The Company is currently involved in a joint exploration program which is engaged in the exploration for oil and natural gas along the Gulf Coast of Louisiana, onshore and in the shallow waters of the Gulf of Mexico. The Company commenced its oil and gas activities in April 1996 through such joint exploration program, and since July 3, 1996 has been publicly traded under the name Cheniere Energy, Inc. Cheniere California has signed a Purchase and Sale Agreement with respect to certain undeveloped leases offshore Santa Barbara County, California.

          THE COMPANY HAS NOT YET ESTABLISHED OIL AND GAS PRODUCTION, NOR HAS IT BOOKED PROVEN OIL AND GAS RESERVES.

          Cheniere Operating is involved with one major project in the pre-development stage. Cheniere Operating has entered into a joint exploration program pursuant to an Exploration Agreement between Cheniere Operating and Zydeco Exploration, Inc. ("Zydeco"), an operating subsidiary of Zydeco Energy, Inc. (the "Exploration Agreement"), with regard to a new proprietary 3-D seismic exploration project in southern Louisiana (the "3-D Joint Venture"). Cheniere Operating has the right to earn up to a 50% participation in the 3-D Joint Venture. Cheniere Operating believes that the 3-D seismic survey (the "Survey") is the first large survey of its kind to cross the shoreline within the Transition Zone of Louisiana, an area extending a few miles on either side of the Louisiana State coastline. The Survey is to be conducted over certain areas located within a total area of approximately 255 square miles running 5 miles south and generally 3 to 5 miles north of the coastline in the most westerly 28 miles of Cameron Parish, Louisiana (the "Survey AMI"). The 3-D Joint Venture does not currently have rights to survey the entire Survey AMI and the extent of the Survey AMI which the 3-D Joint Venture will be entitled to survey is dependent upon its ability to obtain survey permits and similar rights. Currently, the 3-D Joint Venture has permits and similar rights to survey approximately 80% (203 square miles) of the Survey AMI and is attempting to acquire rights to survey additional portions of the Survey AMI. There is no assurance that the 3-D Joint Venture will successfully obtain rights to survey additional portions of the Survey AMI. The 3-D Joint Venture will survey specific sections selected by it within the areas covered by such permits and rights. A seismic data acquisition contract was signed and acquisition of data commenced in September, 1996. Prior to discontinuing operations in late November due to weather conditions, 27 square miles of data had been acquired. Work on the project was resumed in April 1997 under the terms of an amended contract with Grant Geophysical, Inc. The 3-D Joint Venture plans to acquire seismic data over all lands on which rights have been acquired to date, as well as over additional lands for which permits are being sought. Data acquisition is anticipated to be completed during the third calendar quarter of 1997.

          Cheniere California has signed a Purchase and Sale Agreement with Poseidon Petroleum, LLC ("Poseidon") to acquire Poseidon's 60% working interest in six undeveloped leases in the Bonito Unit (the "Bonito Unit") of the Pacific Outer Continental Shelf (OCS) offshore Santa Barbara County, California. The combined working interests of the six leases are equal to a 47% working interest in the Bonito Unit, which includes a seventh lease in which Poseidon has no interest. A significant interest in the Bonito Unit is owned by Nuevo Energy Company. Torch Operating Co. is the operator of the Bonito Unit, pursuant to an agreement with Nuevo. Poseidon estimates that the net proved undeveloped reserves attributable to its interests are approximately 47 million barrels of oil equivalent. As payment for this interest, Cheniere California will pay Poseidon production payments equal to three percent of the production revenue from the leases being assigned up to an aggregate amount of $18,000,000.
Minimum prepayments of the production payment shall be made at the rate of $540,000 per year, payable in advance, and shall be retained by Poseidon even if there is no production. Poseidon has prepared a reserve report with respect to the leases which is currently being evaluated by Cheniere California. The principal amount of the production payment and the required minimum yearly payments are subject to adjustment based on the results of the reserve report. The transaction is subject to the receipt of a reserve report acceptable to Cheniere California and to the satisfaction of certain conditions by Poseidon and/or Cheniere California, and, accordingly, there can be no assurance that Cheniere California will successfully consummate the transaction. Moreover, if the transaction is consummated, Cheniere California expects that development of the reserves will not occur for at least four years. While Cheniere California would be obligated to make cash payments to Poseidon, regardless of whether production is established, the only result of failure to make payments would be forfeiture of operating rights in the leases and their reassignment to Poseidon. Prior to the establishment of production, Cheniere California expects to fund the minimum prepayments with cash balances or with proceeds from the sale of Cheniere's equity securities and capitalization by Cheniere of Cheniere California. There can be no assurance that economically feasible oil and gas reserves exist in Poseidon's leases in the Bonito Unit until economic feasibility studies have been concluded.


BUSINESS STRATEGY

          The Company's objective is to expand the net value of its assets by growing its oil and gas reserves in a cost efficient manner. The Company intends to pursue this objective by following an integrated strategy that includes the following elements:


 .    FOCUS ON FEW PROJECTS WITH LARGE RESERVE POTENTIAL.

     Louisiana Gulf Coast Transition Zone. Cheniere Operating's current activities are focused within one area, the Transition Zone of Louisiana. The Company believes that the Transition Zone, including the westernmost 28 miles of Louisiana coastline that are within the Survey AMI, has significant remaining undiscovered reserves. The 3-D Joint Venture therefore plans to focus its efforts on certain areas, all located within the Survey AMI. In addition, the substantial infrastructure along the Gulf Coast and in the shallow Gulf of Mexico permits Cheniere Operating to lower its operating costs compared to those in other geographic regions and facilitates the timely development of oil and gas discoveries. The Company's officers and Zydeco have extensive experience both onshore and offshore in the Gulf Coast and believe the 3-D Joint Venture is well positioned to evaluate, explore and develop properties in the area. Zydeco Energy and its predecessor companies have operated in south Louisiana onshore and offshore for more than 15 years. Recent activities have been principally focused in the Bay Marchand offshore area. Zydeco's technical staff, which presently includes collectively 10 geologists, geophysicists and landmen, has had many years of experience in south Louisiana exploration and exploitation.

     Offshore California. Cheniere California has signed a Purchase and Sale Agreement with Poseidon to acquire Poseidon's 60% working interest in six undeveloped leases in the Bonito Unit of the Pacific Outer Continental Shelf (OCS) offshore Santa Barbara County, California. The combined working interests of the six leases are equal to a 47% working interest in the Bonito Unit, which includes a seventh lease in which Poseidon has no interest. Poseidon estimates that the net proved undeveloped reserves attributable to its interests are approximately 47 million barrels of oil equivalent. The transaction is subject to the receipt of a reserve report acceptable to Cheniere California and to the satisfaction of certain conditions by Poseidon and/or Cheniere California, and, accordingly, there can be no assurance that Cheniere California will successfully consummate the transaction. Moreover, if the transaction is consummated, Cheniere California expects that development of the reserves will not occur for at least four years.

 .    MAINTAIN A SIGNIFICANT WORKING INTEREST IN EACH PROJECT.  Cheniere
     Operating has the right to earn up to a 50% participation in the 3-D Joint Venture. Under the terms of the Exploration Agreement, Cheniere Operating must timely meet its payment obligations to the 3-D Joint Venture in order to reach a 50% participation. Cheniere Operating does not intend to be an operator in the area, but intends to maintain a significant working interest to better leverage its administrative and technical resources and to better influence operator decisions.

 .    UTILIZE THE LATEST EXPLORATION, DEVELOPMENT AND PRODUCTION TECHNOLOGY.  The
     Company intends to use the latest technology to enhance the efficiency and economy of its exploration, development and production efforts. These include the use of advanced 3-D seismic acquisition and processing techniques in the Survey AMI. Toward that end, Zydeco has leased for use by the 3-D Joint Venture a Hewlett Packard/Convex SPP-1600 parallel processing system and has purchased software to process seismic data from the 3-D Joint Venture.

 .    CONTROL OVERHEAD COSTS.  The Company plans to maintain a small, but experienced working staff, and to leverage their talents by focusing on a relatively few projects which have high reserve potential in which it can obtain a high working interest, and to employ outside consultants and seek industry partners with the appropriate geographic and technical experience. Currently, the Company has no employees other than its executive officers and one administrative assistant.


THE 3-D JOINT VENTURE EXPLORATION PROJECT IN CAMERON PARISH, LOUISIANA TRANSITION ZONE

          The Company's first exploration project is the 3-D Joint Venture, in which Cheniere Operating has the right to earn up to a 50% participation, in a new proprietary 3-D seismic exploration project that Cheniere Operating believes will be the first large survey of its kind crossing the shoreline within the Louisiana Transition Zone. The Survey AMI covers approximately 255 square miles situated onshore and offshore over the most westerly 28 miles of the shoreline in Cameron Parish, Louisiana.

          The 3-D Joint Venture must obtain permits or similar rights to survey the areas located within the Survey AMI. Currently, the 3-D Joint Venture has rights to Survey 51,360 net acres of Louisiana State Waters, pursuant to an exclusive permit, certain privately held areas and Federal OCS acreage which together constitute approximately 80% of the Survey AMI and is attempting to acquire rights from additional private owners. There can be no assurance that the 3-D Joint Venture will successfully obtain rights to survey additional portions of the Survey AMI. The 3-D Joint Venture intends to survey specific sections selected by it within the areas covered by its permits and similar rights. See "- Permit and Lease Status Within the Survey AMI." Cheniere Operating believes that survey sites located within the Survey AMI have the potential for containing substantial undiscovered oil and gas reserves, based on the number and size of existing fields in and around the Survey AMI, the low level of recent exploration in the Survey AMI and the exploration success resulting from a speculative 3-D seismic survey shot by an independent geophysical services company in the adjacent Federal offshore area. A seismic data acquisition contract was signed and acquisition of data commenced in September, 1996. Prior to discontinuing operations in late November due to weather conditions, 27 square miles of data had been acquired. Work on the project was resumed in April 1997 under the terms of an amended contract with Grant Geophysical, Inc. The 3-D Joint Venture plans to acquire seismic data over all lands on which rights have been acquired to date, as well as over additional lands for which permits are currently being sought. Data acquisition is anticipated to be completed during the third calendar quarter of 1997.


3-D Joint Venture Exploration Agreement

          Under the terms of the Exploration Agreement, Cheniere Operating is obligated to pay 100% of the Seismic Costs (as defined below) up to $13.5 million (subject to adjustment as described in the following sentence) in accordance with a fixed schedule of monthly payments, and 50% of the excess of any such costs, to acquire a 50% working interest participation in the leasing and drilling of all Prospects (as defined below) generated by Zydeco within the Survey AMI. If premiums required for turnkey contracts cause total Seismic Costs to exceed $13.5 million, Cheniere Operating will bear 100% of Seismic Costs only up to $13.5 million, and Seismic Costs greater than $13.5 million will be borne equally by Cheniere Operating and Zydeco. "Seismic Costs" are defined in the Exploration Agreement to include the following, inter alia: acquiring and processing seismic data; turnkey contracts; legal costs; options to lease land and leases of land; and the cost of seismic permits including the seismic permit granted by the State of Louisiana discussed below. See "-Permit and Lease Status Within the Survey AMI-Offshore Area."

          Under the terms of the Exploration Agreement, Zydeco will perform, or cause to be performed, all of the planning, land, geologic and interpretative functions necessary to the project and will design and oversee the acquisition and processing of seismic data, interpret results, acquire leases and generate Prospects. The term "Prospect" is defined in the Exploration Agreement as a block of acreage suitable for exploration including the leasehold, operating, nonoperating, mineral and royalty interests, licenses, permits and contract rights relating thereto. Cheniere Operating has the right to review all data and may elect to generate its own Prospects. Neither party to the 3-D Joint Venture is permitted to sell or license the data without the other party's approval.

          As described above, under the terms of the Exploration Agreement, Cheniere Operating is obligated to make payments for the Seismic Costs into a joint venture account (the "Joint Venture Account"). The Exploration Agreement originally provided for an initial installment of $3 million to be paid by May 15, 1996, which was extended to June 14, 1996 by agreement of the parties. Subsequent payments were due on the last day of each of the months of June 1996 through February 1997. Each of the payments was required to be in the amount of $1 million with the exception of the payments at the end of September 1996 and February 1997 which were required to be for $2 million and $1.5 million, respectively (although the February 1997 payment might have been reduced to $1.0 million under certain circumstances described above).

          On November 27, 1996, Cheniere Operating and Zydeco amended the Exploration Agreement between the two entities relating to the 3-D Joint Venture whereby the schedule for payment of Seismic Funds defined by the Exploration Agreement and its amendments from Cheniere Operating to Zydeco is suspended.
The new amendment calls for Cheniere Operating to furnish funds to maintain a $1,000,000 balance in the Seismic Fund account and for Cheniere Operating to resume the payment schedule within thirty days of Zydeco's notification, and is intended to better align the payment schedule with Zydeco's need for such funds. On February 22, 1997, Cheniere Operating received notice from Zydeco that suspension of payments had ceased and that payments under the November 27, 1996 amendment should be resumed. Under the revised agreement, Cheniere Operating expects to fund an additional $3.5 million (plus 50% of certain costs in excess of $13.5 million) of Seismic Fund payments during the final two quarters of its fiscal year ending August 31, 1997, which is due in two payments; $2 million on May 22, 1997, and $1.5 million on June 21, 1997, each of which has a 30-day grace period. At May 2, 1997, Cheniere Operating had paid $10 million to the Joint Venture Account. Cheniere Operating made the April 22nd payment to Zydeco with cash balances. Cheniere intends to make subsequent required payments with funds raised through sale of equity securities of Cheniere and capitalization of Cheniere Operating by Cheniere. Cheniere Operating intends to make its future payments under the amended Exploration Agreement as and when they are due, however, neither Cheniere Operating nor Cheniere currently has sufficient capital to cover such payments and there can be no assurance that Cheniere Operating or Cheniere will successfully secure the necessary funds.

          In the event Cheniere Operating fails to make a scheduled payment into the Joint Venture Account within 30 days after the date such payment is due (a "Discontinuance"):

          (i) The obligation and right of Cheniere Operating to make such payments will terminate. Zydeco would have the right to complete the acquisition and processing of seismic data with the cooperation or assistance of other companies. In addition, Cheniere Operating's Prospect ownership interest would be limited to the total amount of its contribution to the Joint Venture Account, divided by twice the amount of funds expended for Seismic Costs, expressed as a percentage. For example, if Cheniere Operating made a total contribution of $10 million to the Joint Venture Account, prior to a Discontinuance, and total Seismic Costs were $13.5 million, Cheniere Operating's Prospect ownership interest would be limited to 37.0%;

          (ii) If following a Discontinuance, Zydeco contributes funds that otherwise were required to have been provided by Cheniere Operating under the terms of the Exploration Agreement, Zydeco shall be entitled to receive back such funds, together with interest thereon at the prime interest rate, from revenues attributable to Cheniere Operating's interest in any Prospect (including, without limitation, any working interest or overriding royalty interest revenues from production or front end proceeds attributable to such interest when owned by Cheniere Operating under the applicable operating agreement or proceeds from the sale or license of seismic data);

          (iii) Subject to (iv) immediately below, if a Discontinuance occurs, and Zydeco does not itself fund the deficient Seismic Costs, Zydeco may sell, trade, farm-out, lease, sublease or otherwise trade (collectively, a "Trade") the aggregate (i.e., both that of Zydeco and Cheniere Operating) Prospect interests to any party on arms' length terms. For this purpose the aggregate Prospect interests includes all seismic data acquired, and revenues from a Trade include seismic data sale or license proceeds. Any revenues accruing from a Trade shall be applied toward the cost of completing the project contemplated under the Exploration Agreement; and

          (iv) Should Cheniere Operating have funded $8,000,000, which amount has been paid to the 3-D Joint Venture, or more prior to the Discontinuance, then the parties will treat Cheniere Operating as having earned a vested Prospect ownership interest of 25%, regardless of the existence of certain costs to the 3-D Joint Venture in excess of $13.5 million, which shall not be subject to any Trade, and any revenues from a Trade, which would in this instance cover a 75% Prospect ownership interest, shall be shared 33 1/3% by Cheniere Operating and 66 2/3% by Zydeco.

          Prospect Expenses (as defined below) are to be borne equally by Zydeco and Cheniere Operating; provided, however, that in the event of a Discontinuance, Cheniere Operating shall bear a percentage of the Prospect Expenses equal to its Prospect ownership interest. "Prospect Expenses" are defined in the Exploration Agreement as: lease bonuses and brokerage for leases; delay or shut in rental payments on leases or interest acquired under the Exploration Agreement; engineering costs; and certain other costs related to Prospects. If Cheniere Operating fails to pay its share of Prospect Expenses within 30 days of receipt of a bill therefor, it will be deemed to have declined to participate in the Prospect and will have no interest or liability related to the Prospect in question.

          In the event that Zydeco incurs a contractual liability to a third party in performing its undertakings under the Exploration Agreement, such contractual liability shall be treated as a Prospect Expense. In the event that Zydeco incurs a tort liability to a third party in performing its undertakings under the Exploration Agreement, and such liability is a result of gross negligence or willful malfeasance, such liability, and all attorneys fees and expenses relating thereto, shall be solely Zydeco's responsibility. In the event that Zydeco incurs a tort liability to a third party in performing its undertakings under the Exploration Agreement, and such liability is not a result of gross negligence or willful malfeasance, such liability, and all attorneys' fees and expenses relating thereto, shall be borne equally by Cheniere Operating and Zydeco.

          Zydeco and Cheniere Operating have entered into a Joint Venture Operating Agreement which provides for the funding of prospect, exploratory and development costs subsequent to completion of the seismic acquisition, processing and interpretation. Each party will pay its proportionate share of these costs and Zydeco, as Operator, will conduct all operations in accordance with the terms of the Joint Operating Agreement.

Location and Hydrocarbon Potential of the Survey Area

          The Survey AMI, which contains the specific areas to be covered by the Survey, lies within a highly prolific natural gas region. Nevertheless, the Transition Zone has been relatively less explored to date as compared to exclusively onshore or offshore regions because of the relatively high cost and logistical and technical difficulties associated with conducting modern seismic surveys over the diverse environments encountered along the coast. An additional impediment has been the difficulty of negotiating with sophisticated landowners who control most of the area close to the Louisiana coastline. The paucity of modern seismic data has limited the drilling density of exploration wells testing the primary objective section to one well per five square miles (outside of the known fields). However, recent declines in the cost of supercomputing workstations which can be employed in processing and interpreting seismic data have made projects such as this Transition Zone venture technically and economically feasible.

          The Louisiana Transition Zone contains the Miocene Trend which has produced many of the largest oil and gas fields in the continental United States and its territorial waters. Objectives within the Miocene Trend have excellent reservoir characteristics and have historically exhibited multiple pay zones, which can allow a single strategically placed well bore to drain multiple reservoirs. Miocene age reservoirs in fields overlapping the Survey AMI have produced in excess of 3 trillion cubic feet (tcf) of natural gas. Along the northeast quadrant of the Survey AMI the Mud Lake and Second Bayou Fields have cumulatively produced more than 1.3 tcf of natural gas to date, with more than 250 billion cubic feet (bcf) having been produced from one well. In the southwestern quadrant of the Survey AMI, the West Cameron Block 17 Field in the State and Federal waters has cumulatively produced more than 980 bcf to date. Numerous other smaller, but still significant, oil and gas fields surround and overlay the area.

          Immediately to the south of the Survey AMI, a successful industry drilling program based partly on a speculative 3-D survey provides an analogy that illustrates the remaining potential for new discoveries in an area already shot with 2-D seismic, and the contribution which new 3-D seismic can make. In 1989, a 3-D seismic survey shot by an independent geophysical services company along the shallow Federal waters in the western part of the Western Cameron area led to 3 new field discoveries. Together with another discovery made coincident with the 3-D survey, these four new fields have produced approximately 320 bcfe of natural gas to date from 15 boreholes. The middle to lower Miocene reservoir section has excellent flow characteristics, as can be seen by the per well recoveries, 21 bcfe of natural gas to date, in the area of the adjacent shoot. In addition to the volumes produced from these discoveries, additional reserves have been brought on through exploitation wells drilled into existing fields.

          The entire Survey AMI is located within an existing pipeline infrastructure. As a result, it will generally be quicker and less costly to develop and connect reserves found onshore and in the shallow offshore areas to markets than would be the case for reserves found in deeper water areas. The Louisiana Gulf Coast/Gulf of Mexico region enjoys easy access to the premium-priced markets of the East Coast.


Permit and Lease Status Within the Survey AMI

          The 3-D Joint Venture will Survey only certain sections lying within the Survey AMI. The area to be covered by the Survey is dependent upon the status of permits granting the 3-D Joint Venture the right to Survey certain areas and its ability to obtain such permits or similar rights in the future.

          Offshore Area -- State Waters Exclusive Permit and Federal Offshore Permits. On February 14, 1996, the State of Louisiana awarded Zydeco the exclusive right (the "Louisiana Seismic Permit") to shoot and gather seismic data over the 51,360 net unleased acres of Louisiana State waters (running out to a 3 1/2 mile limit located within the Survey AMI) in the western half of Cameron Parish. The term of the Louisiana Seismic Permit is for 18 months and may be extended at Zydeco's option for an additional 6 months by payment of an additional fee of $391,876.80. During this term Zydeco has the exclusive right to nominate blocks of acreage for leasing in the covered State waters. It is currently anticipated that Zydeco will exercise its option to extend the term of the Louisiana Seismic Permit.

          The Survey AMI includes an area running southward up to 2 miles into Federal waters. Zydeco's seismic contractor, Grant Geophysical, Inc., has received approval from the U.S. Government to survey over 23,000 acres of Federal offshore leases located within the Survey AMI. Although Zydeco has no exclusive rights regarding leases in the Federal waters, several offshore lease blocks held by industry and covered by the Survey are scheduled to expire within the next year and may then be available for leasing.

          Onshore Area -- Prospective Permits, Lease Options, and Farmouts. To date, Zydeco has obtained seismic permits covering approximately 22,000 acres, lease options covering 28,000 acres and farmout agreements covering 5,000 acres of land lying onshore in the eastern and central portion of the Survey AMI. Zydeco is continuing to negotiate variously, farmouts, seismic permits or lease options with owners or lessees of the mineral interests covering approximately 30,000 acres of privately owned lands lying in the western portion of the Survey AMI.

Technological Aspects of 3-D Seismic Shoot and Prospect Generation

          Cheniere Operating believes that recently developed seismic processing and interpretation technology, including some key technology which Zydeco has licensed for use in Southern Louisiana on an exclusive basis, has now evolved to a point where high quality seismic data can be acquired in the Transition Zone for a reasonable cost. The Survey will incorporate certain of these new techniques for the first time in a major seismic survey. Moreover, Cheniere Operating believes that the areal extent of the Survey, which is unusually large for a shallow water/onshore seismic survey should permit better imaging of the subsurface, particularly of the deeper zones.

          The design of the Survey has been led by Rudy Prince, Zydeco's Vice-Chairman, who was formerly CEO and a founder of Digicon Geophysical Corp., a seismic services company. A primary objective of the Survey is to provide for accurate and consistent data sufficient for analysis of hydrocarbon indicators in a depth range of 8,000 - 20,000 feet at an attractive price. The design will employ technology referred to as "wavefield imaging", for which Zydeco has obtained an exclusive license for use in the Louisiana Transition Zone (from Wavefield Imaging, Inc.). The approach combines a relatively lower density array of shots and receivers with 3-D pre-stack migration. Based upon evaluation by Zydeco's technical staff of the 27 square miles of seismic data that have been acquired to date, Cheniere Operating believes that the use of a single type of shot, dynamite, and a single type of receiver, hydrophone, across the coastline, will simplify and improve seismic processing across the different Transition Zone environments.

          Data Acquisition. Cheniere Operating believes that use of similar source (dynamite) and receiver (hydrophone) components laid out in a symmetrical array, both onshore and offshore -- including across the shoreline -- eliminates the problems inherent in hybrid surveys of integrating two different types of data sets (land and marine). A limited amount of airgun source data will be acquired in the Federal waters and around the few producing fields. A primary consideration in the design, the relatively deep zones of interest (8,000-20,000 feet), calls for long north-south transects (up to 10 miles) to improve the quality of deep data.

          Data Transmission, Processing and Interpretation. 3-D seismic technology differs from standard 2-D seismic technology primarily in the higher concentrations of seismic shots fired and recordings received over a given area. With the availability of faster computers, this large data set can be processed and then displayed on a computer workstation screen to portray a three-dimensional image of the subsurface. Subsequent interpretation of the data is facilitated by the use of workstation software.

          In the 3-D Joint Venture area, seismic data gathered on tape will be transferred daily from the field crew to Zydeco's headquarters in Houston, where processing begins immediately. This procedure allows Zydeco technicians to closely monitor the seismic data quality and if needed, alert field personnel to make adjustments to the manner in which the data is acquired. This close coordination between the field and the office will significantly reduce the time between acquisition of the survey itself and ultimate drilling decisions. In processing the seismic data for visual imaging and interpretation on the workstation, Zydeco will utilize modern processing software to obtain as accurate a view as possible of the potentially productive subsurface horizons in order to then define areas for drilling.

          Results to Date. In January 1997, Zydeco completed the assembly of an exploration team of geophysicists and geologists, and the integration of its 3-D seismic interpretive hardware and software. During the fall of 1996, 27 square miles of data (covering approximately 12% of the AMI) was acquired. Shooting resumed again in April 1997 and will continue until completion of the shoot. Zydeco is presently analyzing the initial 27 square miles and applying various seismic processing techniques to improve data resolution and to develop routines for more complicated processes, including pre-stack migration and velocity analyses. These techniques will also be used in analyzing future data obtained in respect of the 3-D Joint Venture. Processing of the first 27 square miles indicates that various trapping geometries are present within the lower Miocene objective section, but can offer no assurance of the presence of hydrocarbons. While Zydeco believes the preliminary data results are promising, the exploration potential of the data is still not known and identification of prospects would be premature. The analysis of the exploration potential of the data will be dependent on further seismic processing and analysis and the availability of additional data covering the AMI. In any event, the Company believes that the data is already providing the 3-D Joint Venture with good resolution beneath each of the onshore, coastal and marine portions of the survey at depths between 5,000 and 25,000 feet.

Schedule for the 3-D Joint Venture

          The Louisiana Seismic Permit, whose primary 18 month term expires in August 1997, may be extended at Zydeco's option until February 1998 by payment of an additional fee of $391,876.80. It is currently anticipated that Zydeco will exercise its option to extend the term of the Louisiana Seismic Permit. If this fee is required to be paid, it will be included as a Seismic Cost under the Exploration Agreement. Zydeco presently plans to adhere to the schedule summarized below:

  2/nd/ Quarter 1996 - 2/nd/ Quarter 1997  Onshore Permitting and Lease
                                           Optioning
  3/rd/ Quarter 1996 - 2/nd/ Quarter 1997  Conduct Seismic Survey and
                                           Simultaneously Begin Processing &
                                           Interpretation of Data Received
  2/nd/ Quarter 1997 - 4/th/ Quarter 1997  Continue Survey, Processing and
                                           Interpretation and Identify Prospects
  4/th/ Quarter 1997 - 1/st/ Quarter 1998  Nominate and Bid State Leases,
                                           Exercise Lease Options Onshore;
                                           Propose and Contract for Drilling
                                           First Group of Prospects

  All references to quarters in the above schedule are to calendar quarters.


          Under the terms of the Louisiana Seismic Permit, the 3-D Joint Venture will be liable to pay penalties of $783,753.60 in the event it fails to (i) complete the acquisition of the seismic data covering the entire area subject to such Permit or (ii) provide access to such data to the State of Louisiana in a timely manner. Under the terms of the Exploration Agreement, any such penalties payable under the Louisiana Seismic Permit shall be borne equally by Zydeco and Cheniere Operating. There can be no assurance that the 3-D Joint Venture will complete its scheduled activities within the time period of the Louisiana Seismic Permit. Failure of the 3-D Joint Venture to complete its scheduled activities within the term of the Louisiana Seismic Permit would materially and adversely affect the value of Cheniere Operating's interest in the 3-D Joint Venture.

          Zydeco and Cheniere Operating have designated the entire Survey AMI (onshore and offshore) as an area of mutual interest for five years ending May 15, 2001, during which period the two companies may continue to drill, test, and develop prospects within the Survey AMI. Any interest taken by either Zydeco or Cheniere Operating, during such period, in any agreement or arrangement which creates or effects an interest in hydrocarbons in lands within the Survey AMI, or an acquisition of a contractual right to acquire such an interest shall be deemed taken for development under the Exploration Agreement. The party acquiring such an interest must offer to the other party the right, which may be waived by such other party, to participate in the rights and obligations associated with such interest in proportion to their respective Prospect ownership interests.

COMPETITION AND MARKETS

          Competition in the industry is intense, particularly with respect to the acquisition of producing properties and proved undeveloped acreage. The Company competes with the major oil companies and other independent producers of varying sizes, all of which are engaged in the exploration, development and acquisition of producing and non-producing properties. Many of the Company's competitors have financial resources and exploration and development budgets that are substantially greater than those of the Company, which may adversely affect the Company's ability to compete.

          The availability of a ready market for and the price of any hydrocarbons produced by the Company will depend on many factors beyond the control of the Company, including the extent of domestic production and imports of foreign oil, the marketing of competitive fuels, the proximity and capacity of natural gas pipelines, the availability of transportation and other market facilities, the demand for hydrocarbons, the political conditions in international oil producing regions, the effect of federal and state regulation of allowable rates of production, taxation and the conduct of drilling operations and federal regulation of natural gas. In the past, as a result of excess deliverability of natural gas, many pipeline companies have curtailed the amount of natural gas taken from producing wells, shut-in some producing wells, significantly reduced gas taken under existing contracts, refused to make payments under applicable "take-or-pay" provisions and have not contracted for gas available from some newly completed wells. The Company can give no assurance that such problems will not arise again. In addition, the restructuring of the natural gas pipeline industry has eliminated the gas purchasing activity of traditional interstate gas transmission pipeline buyers.

          Producers of natural gas, therefore, have been required to develop new markets among gas marketing companies, end users of natural gas and local distribution companies. All of these factors, together with economic factors in the marketing area, generally may affect the supply and/or demand for oil and gas and thus the prices available for sales of oil and gas.

GOVERNMENTAL REGULATION

          The Company's oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by Federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such laws.

          Production. In most, if not all, areas where the Company may conduct activities, there may be statutory provisions regulating the production of oil and natural gas under which administrative agencies may promulgate rules in connection with the operation and production of both oil and gas wells, determine the reasonable market demand for oil and gas, and establish allowable rates of production. Such regulation may restrict the rate at which the Company's wells produce oil or gas below the rate at which such wells would be produced in the absence of such regulation, with the result that the amount or timing of the Company's revenues could be adversely affected.

          Regulation of Operations on Outer Continental Shelf. The Company plans to acquire oil and gas leases in the Gulf of Mexico. The Outer Continental Shelf Lands Act ("OCSLA") requires that all pipelines operating on or across the Outer Continental Shelf (the "OCS") provide open-access, non-discriminatory service. Although the Federal Energy Regulatory Commission ("FERC") has opted not to impose the regulations of Order No. 509, in which the FERC implemented the OCSLA, on gatherers and other non-jurisdictional entities, the FERC has retained the authority to exercise jurisdiction over those entities if necessary to permit non-discriminatory access to service on the OCS. In this regard, the FERC recently issued a Statement of Policy ("Policy Statement") regarding the application of its jurisdiction under the Natural Gas Act of 1938 ("NGA") and the OCSLA over natural gas facilities and service on the OCS. In the Policy Statement the FERC concluded that facilities located in water depths of 200 meters or more shall be presumed to have a primary purpose of gathering up to the point of interconnection with the interstate pipeline grid. FERC has determined that gathering facilities are outside of its jurisdiction. While it is not possible to determine what the actual impact of this new policy will be, since FERC has determined that it will no longer regulate the rates and services of OCS transmission facilities under the NGA, it is possible that the Company could experience an increase in transportation costs associated with its OCS natural gas production and, possibly, reduced access to OCS transmission capacity.

          Certain operations the Company conducts are on federal oil and gas leases, which the Minerals Management Service (the "MMS") administers. The MMS issues such leases through competitive bidding. These leases contain relatively standardized terms and require compliance with detailed MMS regulations and orders pursuant to the OCSLA (which are subject to change by the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications. It has proposed regulations to update production measurement and surface commingling requirements for gas produced in the OCS. In addition, the MMS has proposed additional safety-related regulations concerning the design and operating procedures for OCS production platforms and pipelines. The MMS has postponed its decision regarding the adoption of these regulations in order to gather more information on the subject. The MMS also has regulations restricting the flaring or venting of natural gas, and has recently amended such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization except under certain limited circumstances. Similarly, the MMS has promulgated other regulations governing the plugging and abandonment of wells located offshore and the removal of all production facilities. To cover the various obligations of lessees on the OCS, the MMS generally requires that lessees post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other surety can be substantial and there is no assurance that the Company can continue to obtain bonds or other surety in all cases.

          In addition, the MMS has conducted an inquiry into certain contract agreements for which producers on MMS leases have received settlement proceeds that are royalty bearing and the extent to which producers have paid the appropriate royalties on those proceeds. The Company believes that this inquiry will not have a material impact on its financial condition, liquidity or results of operations.

          The MMS has recently issued a notice of proposed rulemaking in which it proposes to amend its regulations governing the calculation of royalties and the valuation of natural gas produced from federal leases. The principal feature in the amendments, as proposed, would establish an alternative market-index based method to calculate royalties on certain natural gas production sold to affiliates or pursuant to non-arm's-length sales contracts. The MMS has proposed this rulemaking to facilitate royalty valuation in light of changes in the gas marketing environment. Recently, the MMS announced its intention to reconsider the proposal and reopen the comment period. The Company cannot predict what action the MMS will take on these matters, nor can it predict at this stage of the rulemaking proceeding how the Company might be affected by amendments to the regulations.

          The MMS recently issued a notice of proposed rulemaking to modify the valuation procedures for crude oil transactions and to amend the valuation procedure for the sale of Federal royalty oil. The Company cannot predict what action the MMS will ultimately take on these matters, nor can it predict at this stage of the rulemaking proceeding how the Company might be affected by amendments to the regulations.



          Bonding and Financial Responsibility Requirements. The Company is required to obtain bonding, or otherwise demonstrate financial responsibility, at varying levels by governmental agencies in connection with obtaining state or federal leases or acting as an owner or operator on such leases or of oil exploration and production related facilities. These bonds may cover such obligations as plugging and abandonment of unproductive wells, removal and closure of related exploration and production facilities and pollution liabilities. The costs of such bonding and financial responsibility requirements can be substantial and there can be no assurance that the Company will be able to obtain such bonds and/or otherwise demonstrate financial responsibility in all cases.

          Natural Gas Marketing and Transportation. The FERC regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the NGA and the Natural Gas Policy Act of 1978 ("NGPA"). In the past, the Federal government has regulated the prices at which oil and gas could be sold. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA in 1978. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act (the "Decontrol Act"). The Decontrol Act removed all NGA and NGPA price and nonprice controls affecting wellhead sales of natural gas effective January 1, 1993. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

          On April 8, 1992, the FERC issued Order No. 636, as amended by Order No. 636-A (issued in August 1992) and Order No. 636-B (issued in November 1992) as a continuation of its efforts to improve the competitive structure of the interstate natural gas pipeline industry and maximize the consumer benefits of a competitive wellhead gas market. Interstate pipelines were required by FERC to "unbundle," or separate, their traditional merchant sales services from their transportation and storage services and to provide comparable transportation and storage services with respect to all gas supplies whether purchased from the pipeline or from other merchants such as marketers or producers. The pipelines must now separately state the applicable rates for each unbundled service (e.g., for natural gas transportation and for storage). This unbundling process has been implemented through negotiated settlement in individual pipeline services restructuring proceedings. Ultimately, Order Nos. 636, et al., may enhance the competitiveness of the natural gas market. Order Nos. 636, et al. have been substantially affirmed and remanded by the U.S. Court of Appeals for the D.C. Circuit. FERC's order 636-C was recently issued as a result of that remand. On February 27, 1997, the Commission issued Order No. 636-C in response to the Court's remand. On remand the Commission: (1) reaffirmed its decision to exempt pipelines from sharing in gas supply realignment ("GSR") costs; (2) reversed its requirement that pipelines allocate ten percent of GSR costs to interruptible ("IT") customers and required pipelines to propose the percentage of the GSR costs that their IT customers must absorb in light of individual circumstances in existence on each pipeline; (3) modified its non-notice policy, on a prospective basis, to the extent the prior policy restricts entitlement to non-notice service to any particular group of customers; (4) reversed its selection of a 20-year matching term for the right of first refusal and adopted a five-year matching term; (5) reaffirmed its decision to first require customer-by-customer mitigation of the effects of SFV rate design; and (6) reaffirmed its decision to establish the eligibility of customers of downstream pipelines for the upstream pipeline's one-part small-customer rate on a case-by-case basis.
In the Order the Commission emphasized that circumstances had changed since it issued Order No. 636 in 1992 and stated that its determination in the Order on remand would reflect changes that have taken place in the industry. Several parties have filed requests for rehearing of the Order.

          It is unclear what impact, if any, increased competition within the natural gas industry under Order Nos. 636, et al. will have on the Company's activities. Although Order No. 636 could provide the Company with additional market access and more fairly applied transportation service rates, Order No. 636 could also subject the Company to more restrictive pipeline imbalance tolerances and greater penalties for violations of these tolerances.

          The FERC has announced its intention to re-examine certain of its transportation-related policies, including the appropriate manner in which interstate pipelines release transportation capacity under Order No. 636, and the use of the market-based rates for interstate gas transmission. While any resulting FERC action would affect the Company only indirectly, the FERC's current rules and policy statements may have the effect of enhancing competition in natural gas markets by, among other things, encouraging non-producer natural gas marketers to engage in certain purchase and sale transactions. The Company cannot predict what action the FERC will take on these matters, nor can it accurately predict whether the FERC's actions will achieve the goal of increasing competition in markets in which the Company's natural gas is sold. However, the Company does not believe that it will be treated materially differently than other natural gas producers and marketers with which it competes.

          On July 14, 1996, FERC issued Order No. 587 (RM96-1) which promulgated 140 business practice standards developed by the Gas Industry Standards Board for interstate natural gas pipelines. The standards cover certain business practices such as nominations, flowing gas, invoicing and capacity release as well as adoption of protocols and procedures for exchanging these business practices over the Internet. FERC denied rehearing in Order 587-A issued October 31, 1996. Order 587-B promulgated electronic communications standards on January 20, 1997. On April 18, 1997, FERC denied request for rehearing of the dates for complying with the requirements of Order 587-C which requires pipelines to make pro forma tariff filings to implement the standards by May 1, 1997, implementation of the Internet Web page standards by August 1, 1997, and implementation of the revised and new business practices standards by November 1,

1997. An appeal of FERC Order Nos. 587 and 587-A is pending in the United States Court of Appeals for the District of Columbia Circuit.

          On February 28, 1997, FERC issued notice of a public conference to be held on May 29 and 30, 1997 to conduct a broad inquiry into important issues facing the natural gas industry and FERC's regulation of the industry. The Company cannot predict at this time what, if any, new standards or regulations may ultimately result from this conference or what impact any such changes may have on the industry.

          Oil Sales and Transportation Rates. The FERC regulates the transportation of oil in interstate commerce pursuant to the Interstate Commerce Act. Sales of crude oil, condensate and gas liquids by the Company are not regulated and are made at market prices. However, the price a company receives from the sale of these products is affected by the cost of transporting the products to market. Effective as of January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which would generally index such rates to inflation, subject to certain conditions and limitations. These regulations could increase the cost of transporting crude oil, liquids and condensate by pipeline. The Company is not able to predict with certainty what effect, if any, these regulations will have on it, but other factors being equal, the regulations may tend to increase transportation costs or reduce wellhead prices for such commodities.

          Environmental. The Company's operations are subject to numerous laws and regulations governing the discharge of oil and hazardous materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of various permits before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations. In particular, under the Federal Oil Pollution Act of 1990 ("OPA 90"), certain persons (including owners, operators, and demise charterers of vessels, owners and operators of onshore facilities, and lessees, permittees and holders of rights of use and easements in areas in which offshore facilities are located ("responsible parties")) may be held liable for various costs and damages.
These include removal costs and damages, damages to natural resources and damages for lost profits, impairment to earning capacity, and destruction of or injury to real or personal property. Liability can arise when oil is discharged or poses a substantial threat of discharge into United States waters. Liability under OPA 90 is strict, joint and several, unless one of the specific defenses to liability applies, including an act of God, an act of war or an act or omission of a third party. OPA 90 also requires certain responsible parties to establish and maintain evidence of financial responsibility sufficient to meet the maximum amount of liability to which the responsible party could be subject under the liability limitation provisions. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. In addition, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. State initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company. See "Risk Factors -- United States Governmental Regulation, Taxation and Price Control."

          The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage.

OPERATIONAL RISKS AND INSURANCE

          The Company anticipates that any wells to be drilled in which the Company will have an interest will be drilled by proven industry contractors under turnkey contracts that limit the Company's financial and legal exposure. However, circumstances may arise where the Company is unable to secure a turnkey contract on satisfactory terms. In this case, the Company may decide to drill, or cause to be drilled, the applicable test well(s) on either a footage or day work basis and the drilling thereof will be subject to the usual drilling hazards such as cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. The Company's activities are also subject to perils specific to marine operations, such as capsizing, collision, and damage or loss from severe weather. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. In accordance with customary industry practices, the Company intends to maintain insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect the Company's financial condition and operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates considered reasonable by the Company.

MAR VENTURES INC.

          Prior to the Reorganization, the existing assets and liabilities of Bexy were transferred to its wholly-owned subsidiary, Mar Ventures, Inc. ("Mar Ventures"). As part of such Reorganization, the stock of Mar Ventures was distributed to the original Bexy shareholders, and since that time Mar Ventures has not been affiliated with the Company. Buddy Young, the former President and chief executive officer of Bexy, has agreed to indemnify the Company, the former shareholders of Cheniere Operating and their respective officers, directors, attorneys and other agents from and against all claims which they may suffer, incur, or pay arising under or incurred in connection with: (i) the operation of the business of Bexy prior to the closing of the Reorganization; (ii) any error or omission with respect to a material fact stated or required to be stated in the proxy materials filed by Bexy in connection with the Reorganization or the registration statement filed by Mar Ventures in connection with the distribution of its common stock to the original Bexy stockholders; and (iii) certain taxes.

YOUNG CONSULTING AGREEMENT

          Pursuant to a Consulting Agreement dated as of July 3, 1996 between Cheniere and Buddy Young, the former President and chief executive officer of Bexy, the Company engaged Mr. Young as a consultant to provide management of the Company with advice regarding the management and business of the Company. Mr. Young agreed to provide such consulting services to the Company for 2 years ending on July 3, 1998 at a rate of $75,000 per year. Mr. Young is no longer an employee of the Company and serves only in the capacity of a consultant.

EMPLOYEES

          The Company has one full-time employee, an administrative assistant, other than its executive officers.

PROPERTIES

          Cheniere subleases its Houston, Texas headquarters from Zydeco under a month-to-month sublease covering approximately 1,395 square feet at a monthly rental of $1,100. The Company believes that this arrangement gives it the necessary flexibility to adapt to the changing space requirements of its business.

LEGAL PROCEEDINGS

          The Company is not involved in any litigation.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

          The executive officers and directors of Cheniere are as follows:


Name                   Age      Title
----                   ---      -----
William D. Forster...   50      President, Chief Executive Officer and
                                Director
Walter L. Williams...   69      Vice Chairman and Director

Keith F. Carney......   40      Chief Financial Officer and Treasurer

Charif Souki.........   44      Secretary and Chairman of the Board of
                                Directors

Efrem Zimbalist III..   49      Director

          William D. Forster, 50, currently President and Chief Executive Officer of Cheniere, co-founded the Company in February 1996. Mr. Forster was an investment banker with Lehman Brothers from 1975 to 1990 (11 years as a Managing Director), initially in the oil and gas department for seven years, and then in various other areas. In 1990, he founded his own private investment bank, W. Forster & Co. Inc. In 1994, he became active again in the oil and gas business when he began to work together with BSR Investments, Ltd., a Paris-based private investment company, to provide financing for small energy companies. Mr. Forster is a director of Equity Oil Company, a Nasdaq National Market company, and he serves on the Board of Trustees of Mystic Seaport Museum. He holds a Bachelor of Arts degree in economics from Harvard College and a Master of Business Administration degree from Harvard Business School.

          Walter L. Williams, 69, currently Vice-Chairman of Cheniere, joined the Company in June 1996. Prior to joining Cheniere, Mr. Williams spent 32 years as a founder and later Chairman and Chief Executive Officer of Texoil, Inc., a publicly held Gulf Coast exploration and production company. Prior to that time he was an independent petroleum consultant. He received a Bachelor of Science degree in petroleum engineering from Texas A&M University in 1949 and is a Registered Engineer in both the states of Louisiana and Texas. He serves on the board of directors of Texoil, Inc. and has served as a Director and Member of the Executive Committee of the Board of the Houston Museum of Natural Science.

          Keith F. Carney, 40, currently Chief Financial Officer and Treasurer of Cheniere, joined the Company in July 1996. Prior to joining Cheniere, Mr. Carney was a securities analyst in the oil & gas exploration/production sector with Smith Barney, Inc. from 1992-1996. From 1982-1990 he was employed by Shell Oil as an exploration geologist, with assignments in the Gulf of Mexico, the Middle East and other areas. He received a Master of Science degree in geology from Lehigh University in 1982 and a Master of Business Administration/Finance degree from the University of Denver in 1992.

          Charif Souki, 44, currently the Chairman of the Board of Directors and Secretary of Cheniere, co-founded the Company in February 1996. Mr. Souki is an independent investment banker with twenty years of experience in the industry. In the past few years he has specialized in providing financing for promising microcap and small capitalization companies with an emphasis on the oil and gas industry. He holds a Bachelor of Arts degree from Colgate University and a Master of Business Administration from Columbia University.

          Efrem Zimbalist III, 49, a director of Cheniere since July 1996, is President and Chief Executive Officer of Times Mirror Magazines, a division of Times Mirror Co., and a Vice President of Times Mirror Co. He formerly served as vice president, strategic development for Times Mirror Co. from 1993 to 1995. Previously he served as Chairman and Chief Executive Officer of Correia Art Glass, Inc., a family owned business. He also served five years as a senior engagement manager at the management consulting firm of McKinsey and Co., Inc. in Los Angeles. Mr. Zimbalist received a Bachelor of Arts degree in economics from Harvard College and a Master's degree in business administration from Harvard Business School.

DIRECTOR COMPENSATION

          Directors receive no remuneration for serving on the board of directors of Cheniere.

EXECUTIVE COMPENSATION

          Simultaneously with the reorganization of Bexy with Cheniere Operating (the "Reorganization"), all of the officers of Bexy resigned from their respective offices and were replaced by the current officers of Cheniere. As the Company has divested itself of the assets relating to the business of Bexy prior to the Reorganization and has shifted to a new business, this section describes the compensation to be received by the executive officers of Cheniere following the Reorganization on July 3, 1996. The Company presently has no employment agreement with any of the Executive Officers.

          William D. Forster, President and Chief Executive Officer of Cheniere, and Charif Souki, Chairman of the Board of Directors and Secretary of Cheniere, have not received any compensation in the form of salary or options and Cheniere does not currently intend to pay any such compensation to such officers until the Company has raised significant additional capital. Cheniere provides an apartment for the use of Mr. Forster and Mr. Souki during times they are in Houston at a total cost of $4,800 per month.

          Walter L. Williams, Vice Chairman of Cheniere, began receiving a salary of $120,000 per year on September 1, 1996. By resolution of the Board of Directors of Cheniere dated July 3, 1996, Cheniere granted to Mr. Williams certain options to purchase shares of the Common Stock as described below. In addition, Cheniere granted 30,000 shares of the Common Stock to Mr. Williams on July 3, 1996. Keith F. Carney, Chief Financial Officer and Treasurer of Cheniere, began receiving a salary of $90,000 per year on July 16, 1996, the date of his appointment as an officer of Cheniere. By resolution of the Board of Directors of Cheniere dated July 23, 1996, Cheniere granted to Mr. Carney certain options to purchase shares of Common Stock as described below.

                       OPTION GRANTS IN LAST FISCAL YEAR

          The following table sets forth certain information with respect to individual grants of options to purchase Common Stock made during the fiscal year ended August 31, 1996 to each of the named executive officers.

                                                                                 Potential Realizable Value at
                                                                                    Assumed Annual Rates of
                                                                                  Stock Price Appreciation for
                                     Individual Grants                                Option Terms($)/(1)/
                            ------------------------------------                 ------------------------------
                             Number of
                            Securities    % of Total  Exercise
                            Underlying     Options     or Base
                             Options      Granted to    Price     Expiration        5%               10%
                            Granted(#)    Employees    ($/Sh)        Date     Appreciation($)  Appreciation($)
                            -----------   ----------  ---------   ----------
Name
----
William D. Forster......              -         -             -           -             -                 -

Walter L. Williams......    75,000/(2)/      24.0     3.00/(5)/      6/1/01        76,522           173,601

                            75,000/(3)/      24.0     3.00/(5)/      6/1/01        91,598           213,461

Keith F. Carney.........    37,500/(4)/      12.0     3.00/(5)/     7/16/01        38,261            86,801

                            37,500/(4)/      12.0     3.00/(5)/     7/16/01        45,799           106,731

                            37,500/(4)/      12.0     3.00/(5)/     7/16/01        53,714           128,654

                            37,500/(4)/      12.0     3.00/(5)/     7/16/01        62,024           152,769

-----------------
/(1)/ The indicated dollar amounts are the result of calculations based on the exercise price of each option and assume five and ten percent annual appreciation rates set by the Securities and Exchange Commission over the term of the option and, therefore, are not intended to forecast possible future appreciation, if any, of Cheniere's stock price.
/(2)/ Each of these stock options vest and become exercisable on June 1, 1997 and expire five years from the date of grant.
/(3)/ Each of these stock options vest and become exercisable on June 1, 1998 and expire five years from the date of grant.
/(4)/ Cheniere granted Mr. Carney 150,000 stock options on July 23, 1996. The options vest and become exercisable in equal annual installments of 25% each on the first through fourth anniversaries of July 16, 1996, and expire on the fifth anniversary of the date of grant.

/(5)/ The exercise price represents the approximate bid price of the underlying
      Common Stock of Cheniere at the time the options were granted.


                AGGREGATED OPTION EXERCISED IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

     The following table sets forth certain information with respect to the outstanding options to purchase Common Stock as of August 31, 1996 for each of the named executive officers.


                         Number of Securities            Value of Unexercised
                        Underlying Unexercised           In-the-Money Options
                        Options at 8/31/96 (#)              at 8/31/96 ($)
                      --------------------------      ----------------------------
                      Exercisable  Unexercisable      Exercisable    Unexercisable
                      -----------  -------------      -----------   --------------
Name
----
William D. Forster....     -                -              -                 -

Walter L. Williams....     -          150,000              -            37,500/(1)/

Keith F. Carney.......     -          150,000              -            37,500/(1)/

------------------
/(1)/ Market value of underlying securities at fiscal year-end 8/31/96 ($3.25), minus the exercise price.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     BSR Investments, Ltd. ("BSR"), an entity holding approximately 20.6% of the outstanding shares of the Common Stock, is under the control of Samyr Souki, the father of Charif Souki, Chairman of the Board of Directors and Secretary of Cheniere. Charif Souki has been engaged, from time to time, as a consultant to BSR. Charif Souki disclaims beneficial ownership of all shares held by BSR.

DIRECTOR LIABILITY

     The Amended and Restated Certificate of Incorporation of Cheniere eliminates the liability of directors of Cheniere to Cheniere or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, as the same may be amended from time to time (the "DGCL"). Specifically, under Section 102 of the DGCL, directors of Cheniere will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Cheniere or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments or dividends or unlawful stock repurchases or redemption as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.


                          DESCRIPTION OF CAPITAL STOCK

     Cheniere has 21,000,000 authorized shares of stock, consisting of (a) 20,000,000 shares of the Common Stock, having a par value of $.003 per share, and (b) 1,000,000 shares of preferred stock, having a par value of $.0001 per share (the "Preferred Stock").

     The shares of the Common Stock being registered pursuant to the registration statement of which this prospectus is a part include (i) 794,211 shares issued in connection with the Reorganization to the initial subscribers for common stock of Cheniere Operating and their transferees, other than shares held by BSR Investments, Ltd. and William D. Forster, (ii) 2,000,000 shares issued in connection with the Reorganization to holders of common stock of Cheniere Operating issued in May and June 1996 pursuant to Regulation D, (iii) 689,639 shares issued during the period from July 1996 to December 1996 pursuant to Regulation D and (iv) 500,000 shares issued in December 1996 pursuant to Regulation S.

COMMON STOCK

     As of May 2, 1997, there were 12,648,409 shares of the Common Stock outstanding. All of such outstanding shares of Common Stock are fully paid and nonassessable. Each share of the Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors of Cheniere out of assets legally available therefor and subject to the dividend obligations of Cheniere to the holders of any Preferred Stock then outstanding.

     In the event of a liquidation, dissolution or winding up of Cheniere, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of Preferred Stock that at the time may be outstanding.

     The holders of Common Stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Cheniere. There are no sinking fund provisions applicable to the Common Stock. Each share of Common Stock is entitled to one vote in the election of directors and on all other matters, submitted to a vote of stockholders. Holders of Common Stock have no right to cumulate their votes in the election of directors.

     In accordance with the Reorganization Agreement and a letter agreement dated July 3, 1996 between Buddy Young and Cheniere, Cheniere agreed not to engage in any reverse split or any transaction that has the effect of a reverse split, resulting in the combination of shares of the Common Stock without the prior written consent of Mr. Young for a period of 18 months, ending on January 3, 1998.

PREFERRED STOCK

     As of the date of this Prospectus, there were no shares of Preferred Stock outstanding. Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Cheniere.

WARRANTS

     Cheniere has issued and outstanding certain warrants described herein (collectively, the "Warrants"). Cheniere is not registering such Warrants or the Common Stock underlying such Warrants pursuant to the registration statement of which this prospectus is a part.

     Cheniere has issued and outstanding 141,666 and 2/3 warrants (collectively, the "June Warrants"), each of which entitles the registered holder thereof to purchase one share of Common Stock. The June Warrants are exercisable at any time on or before June 14, 1999, at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments). The June Warrants were originally issued by Cheniere Operating and were converted to warrants of Cheniere following the Reorganization. The June Warrants were issued to a group of 11 investors in connection with a private placement of unsecured promissory notes of Cheniere Operating in the aggregate principal amount of $425,000. In connection with the payment of an additional promissory note to one such investor, Cheniere has issued to such investor an additional warrant to purchase 64,500 shares of the Common Stock (on the same terms as the June Warrants), in accordance with the terms of the original Note Agreement, which expires on June 14, 1999. (See "Management Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.")

     In consideration of certain investment advisory and other services to the Company, pursuant to warrant agreements each dated as of August 21, 1996, Cheniere issued to C.M. Blair, W.M. Foster & Co., Inc. and Redliw Corp. warrants to purchase 13,600 and 54,400 shares of Common Stock, respectively (collectively, the "Adviser Warrants"). The Adviser Warrants are exercisable at any time on or before May 15, 1999 at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments).

     In connection with the July and August 1996 placement of 508,400 shares of the Common Stock pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the "Securities Act"), Cheniere issued warrants to purchase 12,500 shares of Common Stock to one of two distributors who placed the shares. Such warrants are exercisable on or before the second anniversary of the sale of the shares of Common Stock at an exercise price of $3.125 per share (subject to customary anti-dilution adjustments).

     In late August 1996, Cheniere sold 100,000 units pursuant to Regulation S, each such unit consisting of 5 shares of the Common Stock and a warrant to purchase one share of the Common Stock. Each such warrant is exercisable on or before September 1, 1999 at an exercise price of $3.125 per share (subject to customary anti-dilution adjustments).

     The Warrants do not confer upon the holders thereof any voting or other rights of a stockholder of Cheniere.

POSSIBLE ANTI-TAKEOVER PROVISIONS

     The Amended and Restated Certificate of Incorporation of Cheniere (the "Charter") contains certain provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult certain possible takeover proposals to acquire control of Cheniere and make removal of management of Cheniere more difficult.

     As described above, the Charter authorizes a class of undesignated Preferred Stock consisting of 1,000,000 shares. Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Cheniere.

     Cheniere is incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined as a stockholder owning 15 percent or more of a corporation's voting stock) from engaging in a business combination with such corporation for a period of three years from the time such stockholder became an interested stockholder unless (a) the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder, or (b) upon attaining that status, the interested stockholder had acquired at least 85 percent of the corporation's voting stock (not counting shares owned by persons who are directors and also officers), or (c) the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder). Cheniere is currently subject to Section 203.

     In addition, William D. Forster, President and Chief Executive Officer of Cheniere, and BSR Investments, Ltd. ("BSR"), an entity under the control of a member of the immediate family of Charif Souki, Chairman of the Board of Directors and Secretary of Cheniere, own in the aggregate approximately 43.1% of the outstanding shares of the Common Stock. Accordingly, it is likely that Mr. Forster and BSR will have the ability to effectively prevent or cause a change in control of Cheniere.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and registrar for the Common Stock is U.S. Stock Transfer Corporation.

                              SELLING STOCKHOLDERS

     The Registration Statement has been filed under the Securities Act of 1933, as amended (the "Securities Act") to afford the holders of the Common Stock listed in the table below (in such capacity, the "Selling Stockholders") the opportunity to sell such Common Stock in a public transaction. Cheniere will from time to time supplement or amend this Prospectus to (i) add any holder of the Common Stock or (ii) reflect any additional required information concerning any Selling Stockholders or concerning any transfers other than an open market transfer effected through a broker.

     Except where otherwise noted, no Selling Stockholder has had any position, office or other material relationship with the Company or any of its predecessors or affiliates within the last three years.


                                               Beneficial Ownership                            Beneficial Ownership
                                                on the Date Hereof                                 After Sale*
                                           ----------------------------                     -------------------------
                                            Number                            Number of                    Percent
                                              of           Percent of          Shares       Number of        of
Name                                        Shares            Class         to be Offered    Shares         Class
----                                       ---------      -------------     -------------   ---------    ------------
Dennis L. Adams                               50,000          **                 50,000         0             0
Bemel & Ross Profit Sharing                   10,000          **                 10,000         0             0
Robert Bowden                                 10,000          **                 10,000         0             0
Martin Brander                                15,000          **                 15,000         0             0
Jacqueline B. Brandwynne                     100,000          **                100,000         0             0
Cinco de Mayo, Ltd.                           30,000          **                 30,000         0             0
Ronald W. Cochran                             20,000          **                 20,000         0             0
Joseph F. Cullman III                        200,000         1.7                200,000         0             0
Murray A. Decoteau, DDS                      100,000          **                100,000         0             0
Peter T. Dixon, Trustee for U/Art 16          35,000          **                 35,000         0             0
u/w for W. Palmer Dixon FBO
Peter Dixon
Peter T. Dixon, Trustee for U/Art 16          35,000          **                 35,000         0             0
u/w for W. Palmer Dixon FBO
Palmer Dixon
East End Associates, Inc.                     66,666          **                 66,666         0             0
Bryan Ezralow TTEE of the Bryan               30,000          **                 30,000         0             0
Ezralow 1994 Trust
Marc Ezralow                                  30,000          **                 30,000         0             0
Marshall Ezralow TTEE of the                  40,000          **                 40,000         0             0
Ezralow Family Trust
Allen Finkelstein                             30,000          **                 30,000         0             0
Gail Daly Forster/(1)/                       120,000         1.0                120,000         0             0
Gail Daly Forster and John Marshall          100,000          **                100,000         0             0
Forster TTEEs u/a 8/22/78 by William
H. Forster/(2)/
William Forster Family Trust/(3)/            120,000         1.0                120,000         0             0
Giorgio Tiberio Gallizio Revocable            13,500          **                 13,500         0             0
Trust dated June 12, 1991
Giovanni Enos Gallizio                        12,000          **                 12,000         0             0
Giovanni R. Gallizio Revocable Trust          20,000          **                 20,000         0             0
dated June 14, 1991
Stephen B. Goot                               13,000          **                 13,000         0             0
Ralph O. Hellmold                             20,000          **                 20,000         0             0
Beth Hoemke                                   20,000          **                 20,000         0             0
Brendan Hughes                                25,000          **                 25,000         0             0
Kim W. Johnston, M.D.                         22,222.22       **                 22,222.22      0             0


Sandra J. Kessler                             66,000          **                 66,000         0             0
Sole and Separate Property
Ted Koutsoubos                                50,000          **                 50,000         0             0
Carolyn Leemon                                12,750          **                 12,750         0             0
Howard Leemon, DDS, PC                        32,500          **                 32,500         0             0
Defined Benefits Pension Plan
Andrew Lessman                                50,000          **                 50,000         0             0
Richard B. Liipfert                           11,111.11       **                 11,111.11      0             0
Michael Marcus                                40,000          **                 40,000         0             0
Alan, Mark & Charlen J. Mark                   3,000          **                  3,000         0             0
Arden Merback                                  9,000          **                  9,000         0             0
Eli Moshen                                    11,000          **                 11,000         0             0
John S. Neel, Jr.                             11,111.11       **                 11,111.11      0             0
Ostis Ventures, Ltd.                         144,211         1.2                144,211         0             0
Brooke A. Peterson                            20,000          **                 20,000         0             0
Pierre Phillippine                            21,000          **                 21,000         0             0
Joe Rivera                                    12,500          **                 12,500         0             0
Joe Sam Robinson, Jr., M.D.                  111,111          **                111,111         0             0
Bert Rogel, Esq. in trust for Estate of       90,000          **                 90,000         0             0
Sharon Heinz Tingle
Ofer Shabtai                                  24,000          **                 24,000         0             0
Hugh F. Smisson, III, M.D.                    55,555.56       **                 55,555.56      0             0
LaWahna R. Smisson                            11,111.11       **                 11,111.11      0             0
Alan Sturm                                   180,000         1.5                180,000         0             0
Fred Sturm                                    10,500          **                 10,500         0             0
Gisela Sturm                                  25,000          **                 25,000         0             0
Three D Holdings, Ltd.                       300,000         2.4                300,000         0             0
Diana Venegas                                 20,000          **                 20,000         0             0
Vivaldi, Ltd.                                120,000         1.0                120,000         0             0
Michael J. Wagstaff                            2,500          **                  2,500         0             0
Wallington Investments, Ltd.                 200,000         1.7                200,000         0             0
Whittier Energy Company                       20,000          **                 20,000         0             0
Stephen S. Wien                               50,000          **                 50,000         0             0


* Assumes the sale of all shares of the Common Stock being offered by the registration statement of which this Prospectus is a part.

**  Less than 1%

(1) Gail Daly Forster is the mother of William D. Forster, President, Chief Executive Officer and a director of Cheniere.

(2) Gail Daly Forster and John Marshall Forster TTEEs u/a 8/22/78 by William H. Forster is a trust for the benefit of Mr. Forster's mother of which trust Mr. Forster is a 20% remainderman. Mr. Forster disclaims beneficial ownership of the shares of the Common Stock held by such trust.

(3) The William Forster Family Trust is a trust for the benefit of the descendants of Mr. Forster's father. Mr. Forster disclaims beneficial ownership of the shares of Common Stock held by such trust.


          Cheniere has agreed, among other things, to bear all expenses (other than underwriting discounts and commissions, fees and expenses of investment bankers and brokerage commissions) incurred in connection with the registration and sale of the Common Stock covered by this Prospectus, including, without limitation, all registration, listing and qualification fees, printers and accounting fees and fees and disbursements of counsel to Cheniere.

                             PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information regarding the ownership of the Common Stock of: (i) each person known by Cheniere to own beneficially five percent or more of the outstanding Common Stock immediately prior to the offering; (ii) each of Cheniere's directors; (iii) each of the executive officers of Cheniere; and (iv) all directors and executive officers of Cheniere as a group.


                                                                           SHARES BENEFICIALLY
                                                                              OWNED PRIOR TO
                                                                               THE OFFERING
                                                                         ------------------------
                                                                                     PERCENTAGE
                                                                                      OF SHARES
                  NAME OF BENEFICIAL OWNER                               NUMBER      OUTSTANDING
                  ------------------------                               ------      ------------
William D. Forster                                                     2,846,211/(1)/     22.5%
BSR Investments, Ltd.                                                  2,602,000          20.6%
Charif Souki                                                                   0/(2)/
Walter L. Williams                                                        30,000/(3)/       .2%
Keith F. Carney                                                                0/(3)/        -
Efrem Zimbalist III                                                       22,000            .2%
All directors and executive officers as a group (5 persons).........   2,896,211/(1)(2)/  22.9%

(1) Does not include 100,000 shares held by a trust for the benefit of Mr. Forster's mother of which trust Mr. Forster is a 20% remainderman and of which shares he disclaims beneficial ownership.

(2) Does not include 2,602,000 shares held by BSR Investments, Ltd., of which Charif Souki disclaims beneficial ownership. BSR Investments, Ltd. is controlled by President Samyr Souki, President of BSR Investments, Ltd. and the father of Charif Souki.

(3) Does not include 150,000 shares of the Common Stock issuable upon the exercise of options, not exercisable within 60 days of the date of this Prospectus, held by each of Mr. Williams and Mr. Carney.

                              PLAN OF DISTRIBUTION

          The shares of the Common Stock offered hereby are being offered directly by the Selling Stockholders. The sale of the Common Stock may be effected by the Selling Stockholders from time to time in transactions on The Nasdaq SmallCap Market, in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, in each such case, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Stockholders and/or purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Cheniere will keep this Registration Statement or a similar registration statement effective until the earliest to occur of (i) the date that all securities registered pursuant to the Registration Statement of which this Prospectus is a part have been disposed of in accordance with the plan of disposition indicated herein, (ii) the date that all securities registered pursuant to the Registration Statement of which this Prospectus is a part have become eligible for sale pursuant to Rule 144(k) under the Securities Act, or
(iii) with respect to 2,844,211 of the shares of the Common Stock being offered pursuant to this Prospectus, September 17, 1998, and with respect to an additional 1,139,639 shares of the Common Stock being offered pursuant to this Prospectus, March 17, 1999.

          At the time a particular offer of the Common Stock is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of shares of the Common Stock being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

          In order to comply with certain state securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by Cheniere and the Selling Stockholder.

          The Selling Stockholders and any brokers-dealers, agents or underwriters that participate with Selling Stockholders in the distribution of Common Stock may be deemed to be "underwriters" as defined in the Securities Act in which event all brokerage commissions or discounts and other compensation received by such Selling Stockholders, broker-dealers, agents or underwriters may be deemed underwriting compensation under the Securities Act. In addition, any of the shares of Common Stock that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

          Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to Cheniere for a period of five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.

          Cheniere agreed to register the Common Stock under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Common Stock.

          See "Selling Stockholders".


                                 LEGAL MATTERS

          Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for Cheniere by Dewey Ballantine, New York, New York.


                                    EXPERTS

          The audited financial statements of Cheniere included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Merdinger, Fruchter, Rosen & Corso, P.C., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

          The audited financial statements of Bexy Communications, Inc. included in this Prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Farber & Hass, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             AVAILABLE INFORMATION

          Cheniere is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Cheniere with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company files reports with the Commission electronically. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS



CHENIERE ENERGY, INC. AND SUBSIDIARY

For the Fiscal Year Ended August 31, 1996

Independent Auditors' Report                                  F-1

Consolidated Balance Sheet                                    F-2

Consolidated Statement of Operations                          F-3

Consolidated Statement of Stockholders' Equity                F-4

Consolidated Statement of Cash Flows                          F-5

Notes to Consolidated Financial Statements                    F-6


For the Three Months Ended November 30, 1996

Consolidated Balance Sheet (Unaudited)                        F-16

Consolidated Statement of Operations (Unaudited)              F-17

Consolidated Statement of Stockholders' Equity (Unaudited)    F-18

Consolidated Statement of Cash Flows (Unaudited)              F-19

Notes to Consolidated Financial Statements (Unaudited)        F-20


For the Six Months Ended February 28, 1997

Consolidated Balance Sheet (Unaudited)                        F-24

Consolidated Statement of Operations (Unaudited)              F-25

Consolidated Statement of Stockholders' Equity (Unaudited)    F-26

Consolidated Statement of Cash Flows (Unaudited)              F-27

Notes to Consolidated Financial Statements                    F-28

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
CHENIERE ENERGY, INC. AND SUBSIDIARY

We have audited the accompanying consolidated balance sheet of CHENIERE ENERGY, INC. AND SUBSIDIARY as of August 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CHENIERE ENERGY, INC. AND SUBSIDIARY as of August 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                              MERDINGER, FRUCHTER, ROSEN & CORSO, P.C
                              Certified Public Accountants


New York, New York
September 16, 1996
except for Note 11(2) and
Note 12(3), as to which the
date is April 21, 1997

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                AUGUST 31, 1996


  ASSETS
CURRENT ASSETS
 Cash                                                $1,093,180
 Prepaid Expenses                                         4,800
                                                     ----------
 TOTAL CURRENT ASSETS                                 1,097,980
                                                     ----------
PROPERTY AND EQUIPMENT, NET                              46,830
                                                     ----------
OTHER ASSETS
 Investment                                           4,000,000
 Security Deposit                                           500
                                                     ----------
 TOTAL OTHER ASSETS                                   4,000,500
                                                     ----------
 TOTAL ASSETS                                        $5,145,310
                                                     ==========

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts Payable                                    $  275,975
 Accrued Expenses and Taxes Payable                      16,929
 Loans Payable                                          425,000
 Advance from Officers                                      961
                                                     ----------
  TOTAL LIABILITIES                                     718,855
                                                     ----------

STOCKHOLDERS' EQUITY
 Common Stock - $.003 Par Value
  Authorized 20,000,000 shares;
  9,931,767 Issued and Outstanding                       29,795
 Preferred Stock - Authorized
  1,000,000 shares; None Issued
  and Outstanding.                                            -
 Additional Paid-in-Capital                           4,475,757
 Deficit Accumulated During the
  Development Stage                                     (79,097)
                                                     ----------
  TOTAL STOCKHOLDERS' EQUITY                          4,426,455
                                                     ----------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $5,145,310
                                                     ==========

The accompanying notes are an integral part of the financial statements.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED AUGUST 31, 1996



Revenue                                                   $          -
General and Administrative Expenses                             73,814
Interest Expense                                                 7,083
                                                          ------------
Loss from Operations Before Other Income                       (80,897)
Interest Income                                                  1,800
                                                          ------------
Loss From Operations Before Income Taxes                       (79,097)
Provision for Income Taxes                                           -
                                                          ------------
Net Loss                                                  $    (79,097)
                                                          ============
Loss Per Share                                            $       (.01)
                                                          ============
Weighted Average Shares Outstanding                          8,610,941
                                                          ============

The accompanying notes are an integral part of the financial statements.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       FOR THE YEAR ENDED AUGUST 31, 1996



                                            Common Stock         Additional                      Notes           Total
                                       -----------------------    Paid-In       Retained       Receivable    Stockholders'
                                         Shares       Amount      Capital        Deficit     Stockholders'       Equity
                                       -----------  ----------  ------------  -------------  --------------  --------------

Balance - September 1, 1995             1,558,947   $ 133,654   $   992,831     $ (943,361)      $ (46,674)     $  136,450

Sales of Shares - Prior to
  Reorganization                          244,512      13,750       123,750              -               -         137,500

Exchange of Shares - Due to
  Reverse Split                        (1,202,514)   (145,601)      145,601              -               -               -

Net Loss Prior to Acquisition                   -           -             -       (207,722)              -               -

Restatement of Stockholders' Equity
 Due to the Acquisition of Cheniere
 Energy Operating Co., Inc.                     -           -    (1,151,083)     1,151,083               -               -

Sale of Shares - At Time of
  and  Subsequent to the
  Reorganization                        9,330,822      27,992     5,087,011              -               -       5,115,003

Expenses Related
  to Offering                                   -           -      (609,451)             -               -        (609,451)

Repayment of Receivable                         -           -             -              -          16,439          16,439

Distribution of Net Assets                      -           -      (112,902)             -          30,235         (82,667)

Net Loss                                        -           -             -        (79,097)              -         (79,097)
                                       ----------   ---------   -----------     ----------       ---------      ----------
Balance - August 31, 1996               9,931,767   $  29,795   $ 4,475,757     $  (79,097)      $       -      $4,426,455
                                       ==========   =========   ===========     ==========       =========      ==========

The accompanying notes are an integral part of this report.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED AUGUST 31, 1996



CASH FLOWS FROM OPERATING ACTIVITIES
 Net Loss                                              $   (79,097)
 Adjustments to Reconcile Net Loss to
 Net Cash Provided by Operating Activities:
 Depreciation                                                3,603
 (Increase) in Prepaid Expenses                             (4,800)
 (Increase) in Security Deposit                               (500)
 Increase in Accounts Payable                              275,975
 (Decrease) in Accrued Expenses and Taxes Payable           16,929
 Increase in Advance from Officers                             961
                                                       -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                  213,071
                                                       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of Furniture, Fixtures and Equipment             (50,443)
 Investment                                             (4,000,000)
                                                       -----------
NET CASH USED BY INVESTING ACTIVITIES                   (4,050,443)
                                                       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Sale of Common Stock                                    5,115,003
 Offering Costs                                           (609,451)
 Proceeds of Loan                                          425,000
                                                       -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                4,930,552
                                                       -----------

NET INCREASE IN CASH                                     1,093,180

CASH - BEGINNING OF PERIOD                                       -
                                                       -----------
CASH - AUGUST 31, 1996                                 $ 1,093,180
                                                       ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest                                $         -
 Cash paid for income taxes                            $         -


The accompanying notes are an integral part of the financial statements.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1996



NOTE 1 -  NATURE OF OPERATIONS

          Cheniere Energy, Inc., a holding company ("Cheniere," together with Cheniere Operating (as defined below), (the "Company"), is the owner of 100% of the outstanding common stock of Cheniere Energy Operating Co., Inc. ("Cheniere Operating"). Cheniere Operating is a Houston-based company formed for the purpose of oil and gas exploration and, if warranted, development and exploitation. The Company is currently involved in a joint exploration program which is engaged in the exploration for oil and natural gas along the Gulf Coast of Louisiana, onshore and in the shallow waters of the Gulf of Mexico. The Company commenced its oil and gas activities through such joint program in April 1996.

          The Company is currently a development stage enterprise under the provisions of SFAS No. 7.

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Basis of Consolidation

          The consolidated financial statements include the accounts of Cheniere Energy, Inc. and its 100% owned subsidiary, Cheniere Energy Operating Co., Inc. Accordingly, all references herein to Cheniere Energy, Inc. or the "Company" include the consolidated results of its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

          Basis of Presentation

          On July 3, 1996, Cheniere Energy, Inc. ("Cheniere"), formerly Bexy Communications, Inc., acquired all of the outstanding capital stock of Cheniere Energy Operating Co., Inc. ("Cheniere Operating") as described in Note 4. For accounting purposes, this acquisition has been treated as a recapitalization of Cheniere with Cheniere Operating as the acquirer in a reverse acquisition.

          The equity section of the balance sheet has been restated, as required by purchase accounting in a reverse acquisition, to reflect the par value of Cheniere's (the legal acquirer) outstanding common stock and the accumulated deficit of Cheniere Operating (the accounting acquirer). The difference between the par values of stock and the accumulated deficits of the acquirer and the acquiree, totaling $1,151,083, was offset to additional paid in capital.

          The financial statements presented include only the accounts of Cheniere Operating since Cheniere Operating's inception (February 21,
          1996), due to the fact that Cheniere did not succeed to the business or assets of Bexy.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1996



NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Property and Equipment
          Property and equipment are recorded at cost. Repairs and maintenance costs are charged to operations as incurred. Depreciation is computed using the straight line method calculated to amortize the cost of assets over their estimated useful lives, generally seven years. Upon retirement or other disposition of property and equipment the cost and related depreciation will be removed from the accounts and the resulting gains or losses recorded.

          Concentration of Credit Risk
          The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceed FDIC insured levels at various times during the year.

          Cash Equivalents
          The Company classifies all investments with original maturities of three months or less as cash equivalents.

          Income Taxes
          Income taxes are provided for based on the liability method of accounting pursuant to Statement of Financial Accounting Standards
          (SFAS) No. 109, "Accounting for Income Taxes". Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

          Investments
          The Company continually reviews its investments to determine that the carrying values have not been impaired.

          Use of Estimates
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Per Share of Common Stock
          Per share amounts have been computed based on the average number of common shares outstanding during the period.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1996


NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Stock-Based Compensation
          Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options is measured by the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

          Long-Lived Assets
          In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", was issued (SFAS No. 121). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has adopted this statement and determined that no impairment loss need be recognized for applicable assets of continuing operations.

          Impact of Recently Issued Accounting Standards
          In February 1997, the Financial Accounting Standards Board issued a new statement titled "Earnings Per Share" (SFAS No. 128). This statement is effective for both interim and annual periods ending after December 15, 1997 and specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. After the effective date, all prior-period EPS date presented shall be restated to conform with the provisions for SFAS No. 128.

NOTE 3 -  PROPERTY AND EQUIPMENT

          Property and equipment at August 31, 1996 consist of the following:


          Furniture and Fixtures            $26,006
          Office Equipment                   24,427
                                            -------
                                             50,433
          Less Accumulated Depreciation       3,603
                                            -------
          Property and Equipment - Net      $46,830
                                            =======

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1996


NOTE 4 -  REORGANIZATION

          On July 3, 1996 Cheniere Operating consummated the transactions (the "Reorganization") contemplated in the Agreement and Plan or Reorganization (the "Reorganization Agreement") dated April 16, 1996 between Cheniere Operating and Bexy Communications, Inc., a publicly held Delaware corporation ("Bexy"). Under the terms of the Reorganization Agreement, Bexy transferred its existing assets and liabilities to Mar Ventures, Inc., its wholly-owned subsidiary ("Mar Ventures"), Bexy received 100% of the outstanding shares of Cheniere Operating and the former shareholders of Cheniere Operating received approximately 8.3 million newly issued shares of Bexy common stock, representing 93% of the then issued and outstanding Bexy shares. Immediately following the Reorganization, the Original Bexy Stockholders held the remaining 7% of the outstanding Bexy stock. As a result of the completion of the share exchange a change in the control of the Company occurred. The transaction has been accounted for as a recapitalization of Cheniere. In accordance with the terms of the Reorganization Agreement, Bexy changed its name to Cheniere Energy, Inc. Subsequently, the Company distributed the outstanding capital stock of Mar Ventures to the original holders of Bexy common stock.

NOTE 5 -  INVESTMENT IN 3-D JOINT VENTURE

          The Company has entered into a joint exploration program pursuant to an Exploration Agreement between the Company and Zydeco Exploration, Inc. ("Zydeco"), an operating subsidiary of Zydeco Energy, Inc. (the "Exploration Agreement"), with regard to a new proprietary 3-D seismic exploration project in southern Louisiana (the "3-D Joint Venture"). The Company has the right to earn up to a 50% participation in the 3-D Joint Venture. The Company believes that the 3-D seismic survey (the "Survey") is the first of its size within the Transition Zone of Louisiana, an area extending a few miles on either side of the Louisiana State coastline.

          The Survey is to be conducted over certain areas located within a total area of approximately 255 square miles running 5 miles south and generally 3 to 5 miles north of the coastline in the most westerly 28 miles of West Cameron Parish, Louisiana (the "Survey AMI"). The 3-D Joint Venture does not currently have rights to survey the entire Survey AMI and the extent of the Survey AMI which the 3-D Joint Venture will be entitled to survey is dependent upon its ability to obtain survey permits and similar rights. Currently, the 3-D Joint Venture has permits and similar rights to survey approximately 80% of the Survey AMI and is attempting to acquire rights to Survey additional portions of the Survey AMI. There is no assurance that the 3-D Joint Venture will successfully obtain rights to survey additional portions of the Survey AMI, nor that it will be successful in acquiring farmouts, lease options (other than those already obtained), leases, or other rights to explore or recover oil and gas.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1996


NOTE 5 -  INVESTMENT IN 3-D JOINT VENTURE (Continued)

          Under the terms of the Exploration Agreement, the Company is required to make monthly payments to the 3-D Joint Venture aggregating, at least, $13 million. The Company's potential participation in the 3-D Joint Venture could be significantly reduced in the event of a failure by the Company to make such required monthly payments when due. (See
          Note 12).

          As of August 31, 1996, payments made to the 3-D Joint Venture totalled $4,000,000.

          Upon completion of the Company's funding of the 3-D Joint Venture, the investment will be accounted for under the full cost method.

NOTE 6 -  NOTES PAYABLE

          In June 1996, Cheniere Operating borrowed $425,000 through a private placement of short term promissory notes with an initial interest rate of 8% (the "Notes"). The Notes are due on September 14, 1996 (the "Maturity Date"). In connection with the placement of the Notes, Cheniere Operating issued warrants, which, following the Reorganization, were exchanged for an aggregate of 141,666 and 2/3 warrants to purchase shares of the Common Stock, to the holders of the Notes (the "Noteholders"), each of which warrants entitles the holder to purchase one share of the Common Stock at an exercise price of $3.00 per share at any time on or before June 14, 1999. A failure by the Company to pay all amounts due and payable under the Notes by the Maturity date constitutes an event of default thereunder. In such an event of default, the interest rate applicable to any outstanding Notes would increase to 13%.

          In addition, the holders of such outstanding Notes would be entitled to receive up to an aggregate of 42,500 additional warrants (on similar terms) for each month, or partial month, any amounts remain due and payable following the Maturity date, up to a maximum aggregate number of 170,000 such additional warrants. The proceeds from the placement of the Notes were applied toward professional expenses and used for working capital.

          Due to significant fluctuations in the market price of the Common Stock, no value has been allocated to the warrants and no amount of the debt proceeds has been allocated to paid-in capital.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1996

NOTE 7 -     INCOME TAXES

          The components of the provision for income taxes is as follows:

          Current Tax Expense
            U.S. Federal                                   $         -
            State and Local                                          -
                                                           -----------
          Total Current                                              -
                                                           -----------

          Deferred Tax Expense
            U.S. Federal                                             -
            State and Local                                          -
                                                           -----------
          Total Deferred                                             -
                                                           -----------

          Total Tax Provision from Continuing Operations   $         -
                                                           ===========

          The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

          Federal Income Tax Rate                                (34.0)%
          Deferred Tax Charge (Credit)                               -
          Effect of Valuation Allowance                           34.0%
          State Income Tax, Net of Federal Benefit                   -
                                                           -----------

          Effective Income Tax Rate                                0.0%
                                                           ===========

          At August 31, 1996, the Company had net carryforward losses of approximately $1,020,000. A valuation allowance equal to the tax benefit for deferred taxes has been established due to the uncertainty of realizing the benefit of the tax carryforward.

          Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at August 31, 1996 are as follows:

          Deferred Tax Assets
          Loss Carryforwards                               $   347,000

          Less:  Valuation Allowance                          (347,000)
                                                           -----------

          Net Deferred Tax Assets                          $         -
                                                           ===========

          Net operating loss carryforwards expire starting in 2006 through 2011. Per year availability is subject to change of ownership limitations under Internal Revenue Code Section 382.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1996


NOTE 8 -  WARRANTS

          The Company has issued and outstanding certain warrants described herein.

          The Company has issued and outstanding 141,666 and 2/3 warrants (collectively, the "June Warrants"), each of which entitles the registered holder thereof to purchase one share of Common Stock. The June Warrants are exercisable at any time on or before June 14, 1999, at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments). The exercise price was determined at a 100% premium to the sale price of Cheniere Operating stock by private placement during May, 1996. The June Warrants were originally issued by Cheniere Operating and were converted to warrants of Cheniere following the Reorganization. The June Warrants were issued to a group of 11 investors in connection with a private placement of unsecured promissory notes of Cheniere Operating in the aggregate principal amount of $425,000. The notes mature on September 14, 1996 (the "Maturity Date"). In the event that the Company fails to pay all amounts due and payable under the Notes by the Maturity Date,in addition to an increase in the applicable interest rate, the holders of any outstanding Notes would be entitled to receive up to an aggregate of 42,500 additional warrants (on similar terms) for each month, or partial month, any amounts remain due and payable following the Maturity Date, up to a maximum aggregate number of 170,000 such additional warrants.

          In consideration of certain investment advisory and other services to the Company, pursuant to warrant agreements each dated as of August 21, 1996, the Company issued warrants to purchase 13,600 and 54,400 shares of Common Stock, (collectively the "Adviser Warrants"). The Adviser Warrants are exercisable at any time on or before May 15, 1999 at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments). The exercise price represents the approximate market price of the underlying Common Stock at the time of the transaction.

          In connection with the July and August 1996 placement of 508,400 shares of Common Stock, the Company agreed to issue warrants to purchase 12,500 shares of Common Stock to one of two distributors who placed the shares. Such warrants are exercisable on or before the second anniversary of the sale of the shares of Common Stock at an exercise price of $3.125 per share (subject to customary anti-dilution adjustments). The exercise price represents the approximate market price of the underlying Common Stock at the time of the transaction.

          In late August 1996, the Company sold 100,000 units, each such unit consisting of 5 shares of Common Stock and a warrant to purchase one share of Common Stock. Each such warrant is exercisable on or before September 1, 1999 at an exercise price of $3.125 per share (subject to customary anti-dilution adjustments). The exercise price represents the approximate market price of the underlying Common Stock at the time of the transaction.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1996


NOTE 8 -  WARRANTS (Cont'd)

          The Warrants do not confer upon the holders thereof any voting or other rights of a stockholder of the Company.

          Due to significant fluctuations in the market price of the Common Stock, no value has been allocated to any of the warrants and no amount of the debt proceeds has been allocated to paid-in capital.

NOTE 9 -  STOCK OPTIONS

          The Company has granted certain options to purchase shares of Common Stock to 2 executives. Such options aggregate 300,000 shares at an exercise price of $3.00 per share. The options vest and are exercisable as follows:

      1) 75,000 options vest and become exercisable on June 1, 1997 and expire June 1, 2001.

      2) 75,000 options vest and become exercisable on June 1, 1998 and expire June 1, 2001.

      3) 150,000 options vest and become exercisable in equal annual installments of 25% each on the first through fourth anniversary of July 16, 1996 and expire July 16, 2001.

          In addition, the Company has granted options to the former President of the Company. The holder has the option to acquire 19,444 and 2/3 shares of Common Stock at an exercise price of $1.80 per share. The options expire November 11, 2003. The disclosure provisions of SFAS No. 123 do not have a material effect on the financial statements.

NOTE 10 -   COMMON STOCK RESERVED

          The Company has reserved 322,166 and 2/3 share of Common Stock for insurance upon the exercise of outstanding warrants (See Note 8).

          The Company has reserved 319,444 and 2/3 shares of Common Shares for insurance upon the exercise of outstanding options (See Note 9).

NOTE 11 -   COMMITMENTS AND CONTINGENCIES

      1) The Company subleases its Houston, Texas headquarters from Zydeco under a month-to-month sublease.

      2) On December 19, 1996, Cheniere Energy California, Inc. ("Cheniere California") was incorporated. Cheniere California is a 100% owned subsidiary of the Company.

          On December 20, 1996, Cheniere California signed a Purchase and Sale Agreement with Poseidon Petroleum, LLC ("Poseidon") to acquire Poseidon's 60% working interest in six undeveloped leases in the Bonito Unit of the Pacific Outer Continental Shelf (OCS) off Santa Barbara County, California. The combined working interest of the six leases are equal to a 47% working interest in the Bonito Unit, which includes a seventh lease in which Poseidon has no interest.
          Poseidon estimates that the net proved undeveloped reserves attributable to its interest are approximately 47 million barrels of oil equivalent. As payment for this interest, Poseidon will receive production payments aggregating $18,000,000 to be paid as three percent of the production revenue from the leases being assigned. Minimum prepayments from the annual production payment shall be made at the rate of $540,000 per year, payable in advance. Poseidon will receive the first minimum prepayment of $540,000 at closing. Poseidon has prepared a reserve report with respect to the leases which is currently being evaluated by Cheniere California. The principal amount of the production payment and the required minimum yearly payments are subject to adjustment based on the results of the reserve report.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1996


NOTE 11 - COMMITMENTS AND CONTINGENCIES (cont'd)

          The transaction is subject to the receipt a reserve report acceptable to Cheniere California and to the satisfaction of certain conditions by Poseidon and/or Cheniere California, and, accordingly, there can be no assurance that Cheniere California will successfully consummate the transaction. Moreover, if the transaction is consummated, Cheniere California expects that development of the reserves will not occur for at least four years. While Cheniere California would be obligated to make cash payments to Poseidon, regardless of whether production is established, the only result of failure to make payments would be forfeiture of operating rights in the leases and their reassignment to Poseidon. Prior to the establishment of production, Cheniere California expects to fund the minimum prepayments with cash balances or with proceeds from the sale of Cheniere's equity securities and capitalization by Cheniere of Cheniere California. There can be no assurance that economically feasible oil and gas reserves exist in Poseidon's leases in the Bonito Unit until economic feasibility studies have been concluded.

          The working interest in the Bonito Unit, if acquired, will be accounted for under the full cost method.

      3) Pursuant to a Consulting Agreement dated as of July 3, 1996 between the Company and Buddy Young, the former president and chief executive officer of Bexy, the Company engaged Mr. Young as a consultant to provide management of the Company with advice regarding the management and business of the Company. Mr. Young agreed to provide such consulting services to the Company for two years ending on July 3, 1998 at a rate of $75,000 per year. Mr. Young is no longer an employee of the Company and serves only in the capacity of a consultant.

NOTE 12 -   SUBSEQUENT EVENTS

      1) Effective as of September 14, 1996, certain of the note holders described in Note 6 converted their notes into common stock at a price of $2 per share. As a result, 105,000 shares were issued to retire $210,000 of notes.

      2) In addition, an individual note holder has purchased the promissory notes of the remaining note holders. The holder thus holds notes totaling $215,000. As per the terms of the notes, the interest rate on these outstanding notes has increased to 13% per annum, effective September 14, 1996. The holder of the notes is also entitled to receive up to an aggregate of 21,500 additional warrants (as described in Note 6) for each month, or partial month, any amounts remain due and payable after September 14, 1996, up to a maximum aggregate number of 86,000 such additional warrants. Due to significant fluctuations in the market price of the Common Stock, no value has been allocated to any of the warrants.

      3) Subsequent to the balance sheet date, the Company has made the following payments to the 3-D Joint Venture:



          September 4, 1996                                  $1,000,000
          October 31, 1996                                    1,000,000
          January 28, 1997                                      520,000
          February 7, 1997                                      621,745
          March 4, 1997                                         858,255
          May 2, 1997                                         2,000,000
                                                             ----------
                                                             $6,000,000
                                                             ==========

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1996

          The Company has a remaining commitment (after the above payments) of at least $3.5 million, which is due in two payments, $2 million on May 22, 1997 and $1.5 million due on June 21, 1997. A thirty day grace period applies to each of the payments.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                       November 30,     August 31,
                                                           1996            1996
                                                     ----------------  -------------
  ASSETS
CURRENT ASSETS
 Cash                                                     $  324,550     $1,093,180
 Prepaid Expenses And Other Current Assets                     6,622          4,800
                                                          ----------     ----------
 TOTAL CURRENT ASSETS                                        331,172      1,097,980
                                                          ----------     ----------
PROPERTY AND EQUIPMENT, NET                                   50,988         46,830
                                                          ----------     ----------

OTHER ASSETS
 Investment                                                6,000,000      4,000,000
 Security Deposit                                                500            500
                                                          ----------     ----------
 TOTAL OTHER ASSETS                                        6,000,500      4,000,500
                                                          ----------     ----------
 TOTAL ASSETS                                             $6,382,660     $5,145,310
                                                          ==========     ==========

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts Payable and Accrued Expenses                    $  374,184     $  292,894
 Loans Payable                                               215,000        425,000
 Advances for Issuance of Common Stock                       384,985              -
 Advance from Officers                                           961            961
                                                          ----------     ----------
  TOTAL LIABILITIES                                          975,130        718,855
                                                          ----------     ----------
STOCKHOLDERS' EQUITY
 Common Stock - $.003 Par Value
 Authorized 20,000,000 shares;
 10,624,794 and 9,931,767 Issued and
  Outstanding at November 30, 1996 and
 August 31, 1996, respectively                                31,875         29,795
 Preferred Stock - Authorized
 1,000,000 shares; None Issued
 and Outstanding                                                   -              -
 Additional Paid-in-Capital                                5,606,418      4,475,757
 Deficit Accumulated During the Development Stage           (230,763)       (79,097)
                                                          ----------     ----------

  TOTAL STOCKHOLDERS' EQUITY                               5,407,530      4,426,455
                                                          ----------     ----------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $6,382,660     $5,145,310
                                                          ==========     ==========

See Accompanying Notes to Financial Statements.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)




                                                   For the Three     Cumulative
                                                   Months Ended      from Date
                                                 November 30, 1996  of Inception
                                                 -----------------  ------------
Revenue                                             $         -        $        -
                                                    ------------       -----------

General and Administrative Expenses                     145,928           219,742
Interest Expense                                          7,239            14,322
                                                    -----------        ----------
                                                        153,167           234,064
                                                    -----------        ----------

Loss from Operations Before Other Income               (153,167)         (234,064)

Interest Income                                           1,501             3,301
                                                    -----------        ----------

Loss From Operations Before Income Taxes               (151,666)         (230,763)

Provision for Income Taxes                                    -                 -
                                                    -----------        ----------

Net Loss                                            $  (151,666)       $ (230,763)
                                                    ===========        ==========

Loss Per Share                                      $      (.01)       $     (.02)
                                                    ===========        ==========

Weighted Average Number of Shares Outstanding        10,310,670         9,256,075
                                                    ===========        ==========

See Accompanying Notes to Financial Statements.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY



                                                                                Deficit
                                                                              Accumulated
                                            Common Stock         Additional    During the       Notes           Total
                                       -----------------------    Paid-In     Development     Receivable    Stockholders'
                                         Shares       Amount      Capital        Stage      Stockholders'       Equity
                                       -----------  ----------  ------------  ------------  --------------  --------------
Balance - September 1, 1995             1,558,947   $ 133,654   $   992,831    $ (943,361)    $ (46,674)       $  136,450

Sales of Shares - Prior to
  Reorganization                          244,512      13,750       123,750             -             -           137,500

Exchange of Shares - Due to
  Reverse Split                        (1,202,514)   (145,601)      145,601             -             -                 -

Net Loss Prior to Acquisition                   -           -             -    (  207,722)            -                 -

Restatement of Stockholders' Equity
 Due to the Acquisition of Cheniere
 Energy Operating Co., Inc.                     -           -    (1,151,083)    1,151,083             -                 -

Sale of Shares - At Time of
  and  Subsequent to the
  Reorganization                        9,330,822      27,992     5,087,011             -             -         5,115,003

Expenses Related
  to Offering                                   -           -      (609,451)            -             -          (609,451)

Repayment of Receivable                         -           -             -             -        16,439            16,439
Distribution of Net Assets                      -           -      (112,902)            -        30,235           (82,667)

Net Loss                                        -           -             -       (79,097)            -           (79,097)
                                       ----------   ---------   -----------   -----------     ---------        ----------

Balance - August 31, 1996               9,931,767      29,795     4,475,757       (79,097)            -         4,426,455

Sale of Shares                            588,027       1,765     1,288,736             -             -         1,290,501
Conversion of Debt                        105,000         315       209,685             -             -           210,000
Expense Related to Offering                     -           -      (367,760)            -             -          (367,760)

Net Loss                                        -           -             -      (151,666)            -          (151,666)
                                       ----------   ---------   -----------   -----------     ---------        ----------

Balance - November 30, 1996            10,624,794   $  31,875   $ 5,606,418    $ (230,763)    $       -        $5,407,530
                                       ==========   =========   ===========   ===========     =========        ==========


See Accompanying Notes to Financial Statements.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)



                                                                                  Cumulative
                                                            Three Months Ended   From Date of
                                                             November 30, 1996   of Inception
                                                            -------------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Loss                                                          $(  151,666)   $(  230,763)
 Adjustments to Reconcile Net Loss to
 Net Cash Used by Operating Activities:
 Depreciation                                                            2,023          5,626
 (Increase) in Prepaid Expenses and Other Current Assets                (1,822)        (6,622)
 (Increase) in Security Deposit                                              -           (500)
 Increase in Accounts Payable and Accrued Expenses                      81,290        374,194
 Increase in Advance from Officers                                           -            961
                                                                   -----------    -----------

NET CASH USED BY OPERATING ACTIVITIES                                  (70,175)       142,896
                                                                   -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of Furniture, Fixtures and Equipment                          (6,180)       (56,623)
 Investment                                                         (2,000,000)    (6,000,000)
                                                                   -----------    -----------

NET CASH USED BY INVESTING ACTIVITIES                               (2,006,180)    (6,056,623)
                                                                   -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Sale of Common Stock                                                1,290,500      6,405,503
 Offering Costs                                                       (367,760)      (977,211)
 Proceeds of Loan                                                            -        425,000
 Advances for Issuance of Common Stock                                 384,985        384,985
                                                                   -----------    -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                            1,307,725      6,238,277
                                                                   -----------    -----------

NET (DECREASE) INCREASE IN CASH                                       (768,630)       324,550

CASH - BEGINNING                                                     1,093,180              -
                                                                   -----------    -----------

CASH - NOVEMBER 30, 1996                                           $   324,550    $   324,550
                                                                   ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

 Cash Paid for Interest                                            $     8,570    $     8,750
                                                                   ===========    ===========
 Cash Paid for Income Taxes                                        $         -    $         -
                                                                   ===========    ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCIAL ACTIVITIES:
  Common stock totalling 105,000 shares was issued upon the conversion of $210,000 of debt.

See Accompanying Notes to Financial Statements.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996


NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING

      a)  Basis of Presentation

          The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Certain reclassifications have been made to the prior period to conform to the current periods presentation.

          For further information refer to the financial statements and footnotes included in the Registrant's Annual Report on form 10-K for the year ended August 31, 1996.

          The results of operations for any interim period are not necessarily indicative of the results to be expected for the full fiscal year ended August 31, 1997.

          The accompanying consolidated financial statements include the accounts of Cheniere Energy, Inc. ("The Company") and its 100% owned subsidiary, Cheniere Energy Operating Co., Inc. ("Cheniere Operating"). Accordingly, all references herein to Cheniere Energy, Inc. or the "Company" include the consolidated results of its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

          On July 3, 1996, Cheniere Energy, Inc ("Cheniere"), formerly Bexy Communications, Inc., acquired all of the outstanding capital stock of Cheniere Energy Operating Co., Inc. ("Cheniere Operating"). For accounting purposes, this acquisition has been treated as a recapitalization of Cheniere with Cheniere Operating as the acquirer in a reverse acquisition.

          The equity section of the balance sheet has been restated, as required by purchase accounting in a reverse acquisition, to reflect the par value of Cheniere's (the legal acquirer) outstanding common stock and the accumulated deficit of Cheniere Operating (the accounting acquirer). The difference between the accumulated deficits of Cheniere and Cheniere Operating, totaling $1,151,083, was offset to additional paid-in capital.

          The financial statements presented include only the accounts of Cheniere Operating since Cheniere Operating's inception (February 21,
          1996), due to the fact that Cheniere did not succeed to the business or assets of Bexy.

          The Company is currently a development stage enterprise under the provisions of SFAS No.7.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING (Cont'd)

      b)  Loss Per Share
          Loss per share is based on the weighted average number of shares of common stock outstanding during the period.

NOTE 2 -  WARRANTS

          The Company has issued and outstanding certain warrants described herein.

          The Company has issued and outstanding 141,666 and 2/3 warrants (collectively, the "June Warrants"), each of which entitles the registered holder thereof to purchase one share of Common Stock. The June Warrants are exercisable at any time on or before June 14, 1999, at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments). The exercise price was determined at a 100% premium to the sale price of Cheniere Operating stock by private placement during May, 1996. The June Warrants were originally issued by Cheniere Operating and were converted to warrants of Cheniere following the Reorganization. The June Warrants were issued to a group of 11 investors in connection with a private placement of unsecured promissory notes.

          Effective September 14, 1996, the Company failed to pay all amounts due and payable under the Notes by the Maturity Date. Certain of the noteholders converted their notes into 105,000 shares of common stock.

          An individual note holder has purchased the promissory notes of the remaining note holders. As per the terms of the notes, the holder is also entitled to receive up to an aggregate of 21,500 additional warrants for each month, or partial month, any amounts remain due and payable after September 14, 1996, up to a maximum aggregate number of 86,000 such additional warrants. (See Note 6).

          In consideration of certain investment advisory and other services to the Company, pursuant to warrant agreements each dated as of August 21, 1996, the Company issued warrants to purchase 13,600 and 54,400 shares of Common Stock, (collectively the "Adviser Warrants"). The Adviser Warrants are exercisable at any time on or before May 15, 1999 at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments). The exercise price represents the approximate market price of the underlying Common Stock at the time of the transaction.

          In connection with the July and August 1996 placement of 508,400 shares of Common Stock, the Company agreed to issue warrants to purchase 12,500 shares of Common Stock to one of two distributors who placed the shares. Such warrants are exercisable on or before the second anniversary of the sale of the shares of Common Stock at an exercise price of $3.125 per share (subject to customary anti-dilution adjustments). The exercise price represents the approximate market price of the underlying Common Stock at the time of the transaction.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996



NOTE 2 -  WARRANTS (Cont'd)

          In late August 1996, the Company sold 100,000 units, each such unit consisting of 5 shares of Common Stock and a warrant to purchase one share of Common Stock. Each such warrant is exercisable on or before September 1, 1999 at an exercise price of $3.125 per share (subject to customary anti-dilution adjustments). The exercise price represents the approximate market price of the underlying Common Stock at the time of the transaction.

          The Warrants do not confer upon the holders thereof any voting or other rights of a stockholder of the Company.

          Due to significant fluctuations in the market price of Common Stock, no value has been allocated to any of the warrants and no amount of the debt proceeds has been allocated to paid-in capital.

NOTE 3 -  STOCK OPTIONS

          The Company has granted certain options to purchase shares of Common Stock to 2 executives. Such options aggregate 300,000 shares at an exercise price of $3.00 per share. The options vest and are exercisable as follows:

      1) 75,000 options vest and become exercisable on June 1, 1997 and expire June 1, 2001.

      2) 75,000 options vest and become exercisable on June 1, 1998 and expire June 1, 2001.

      3) 150,000 options vest and become exercisable in equal annual installments of 25% each on the first through fourth anniversary of July 16, 1996 and expire July 16, 2001.

          In addition, the Company has granted options to the former President of the Company. The holder has the option to acquire 19,444 and 2/3 shares of Common Stock at an exercise price of $1.80 per share. The options expire November 11, 2003. The disclosure provisions of SFAS No. 123 do not have a material effect on the financial statements.

NOTE 4 -  COMMON STOCK RESERVED

          The Company has reserved 322,166 and 2/3 share of Common Stock for insurance upon the exercise of outstanding warrants.

          The Company has reserved 319,444 and 2/3 shares of Common Shares for insurance upon the exercise of outstanding options.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

NOTE 5 -  COMMITMENTS AND CONTINGENCIES

      1) The Company subleases its Houston, Texas headquarters from Zydeco under a month-to-month sublease.

      2) On December 19, 1996, Cheniere Energy California, Inc. ("Cheniere California") was incorporated. Cheniere California is a 100% owned subsidiary of the Company.

          On December 20, 1996, Cheniere California signed a Purchase and Sale Agreement with Poseidon Petroleum, LLC ("Poseidon") to acquire Poseidon's 60% working interest in six undeveloped leases in the Bonito Unit of the Pacific Outer Continental Shelf (OCS) off Santa Barbara County, California. The combined working interest of the six leases are equal to a 47% working interest in the Bonito Unit, which includes a seventh lease that Poseidon has no interest in. Poseidon estimates that the net proved undeveloped reserves attributable to its interest are approximately 47 million barrels of oil equivalent. As payment for this interest, Poseidon will receive production payments aggregating $18,000,000 to be paid as three percent of the production revenue from the leases being assigned. Minimum prepayments from the annual production payment shall be made at the rate of $540,000 per year, payable in advance. Poseidon will receive the first minimum prepayment of $540,000 at closing. Poseidon has prepared a reserve report with respect to the leases which is currently being evaluated by Cheniere California. The principal amount of the production payment and the required minimum yearly payments are subject to adjustment based on the results of the reserve report. The transaction is subject to the receipt of a reserve report acceptable to Cheniere and to the satisfaction of certain conditions by Poseidon and/or Cheniere California, and, accordingly, there can be no assurance that Cheniere California will successfully consummate the transaction. Moreover, if the transaction is consummated, Cheniere California expects that development of the reserves will not occur for at least four years. While Cheniere California would be obligated to make cash payments to Poseidon, regardless of whether production is established, the only result of failure to make payments would be forfeiture of operating rights in the leases and their reassignment to Poseidon. Prior to the establishment of production, Cheniere California expects to fund the minimum prepayments with cash balances or with proceeds from the sale of Cheniere's equity securities and capitalization by Cheniere of Cheniere California. There can be no assurance that economically feasible oil and gas reserves exist in Poseidon's leases in the Bonito Unit until economic feasibility studies have been concluded.

          The working interest in the Bonito Unit, if acquired, will be accounted for under the full cost method.

      3) As of November 30, 1996, the Company has an investment of $6,000,000 in a joint venture. Under the terms of the joint venture agreement, the Company is required to make additional monthly payments aggregating, at least, $7.5 million. The Company's potential participation in the joint venture could be significantly reduced in the event of a failure by the Company to make such required monthly payments when due.

NOTE 6 -  SUBSEQUENT EVENTS

          During the month of December 1996, the Company issued 1,317,721 shares of common stock for gross proceeds of $3,169,872. Proceeds received are intended to fund future commitments to the 3-D joint venture.

          Also, on December 14, 1996, the Company repaid the $215,000 loan payable and related accrued interest. Upon repaying the loan, the Company issued 64,500 warrants in accordance with the loan agreement.

          On December 19, 1996, Cheniere Energy California, Inc. ("Cheniere California") was incorporated. Cheniere California is a 100% owned subsidiary of the Company.

                     CHENIERE ENERGY, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)


                                                       February 28,     August 31,
                                                           1997            1996
                                                     ----------------  ------------
  ASSETS
CURRENT ASSETS
 Cash                                                    $ 3,843,088    $1,093,180
 Prepaid Expenses And Other Current Assets                   153,321         4,800
                                                         -----------    ----------

 TOTAL CURRENT ASSETS                                      3,996,409     1,097,980
                                                         -----------    ----------

PROPERTY AND EQUIPMENT, NET                                   48,967        46,830
                                                         -----------    ----------

OTHER ASSETS
 Investment                                                7,141,745     4,000,000
 Security Deposit                                                500           500
                                                         -----------    ----------

 TOTAL OTHER ASSETS                                        7,142,245     4,000,500
                                                         -----------    ----------

 TOTAL ASSETS                                            $11,187,621    $5,145,310
                                                         ===========    ==========

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts Payable and Accrued Expenses                   $   196,776    $  292,894
 Loans Payable                                                     -       425,000
 Advance from Officers                                             -           961
 Advances for Issuance of Common Stock                     1,500,025             -
                                                         -----------    ----------
  TOTAL LIABILITIES                                        1,696,801       718,855
                                                         -----------    ----------

STOCKHOLDERS' EQUITY
 Common Stock - $.003 Par Value
  Authorized 20,000,000 shares;
  12,295,462 and 9,931,767 Issued and
  Outstanding at February 28, 1997 and
  August 31, 1996, respectively                               36,886        29,795
 Preferred Stock - Authorized
  1,000,000 shares; None Issued
  and Outstanding
 Additional Paid-in-Capital                                9,831,280     4,475,757
 Deficit Accumulated During the Development Stage           (377,346)      (79,097)
                                                         -----------    ----------

  TOTAL STOCKHOLDERS' EQUITY                               9,490,820     4,426,455
                                                         -----------    ----------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $11,187,621    $5,145,310
                                                         ===========    ==========

See Accompanying Notes to Financial Statements.

                     CHENIERE ENERGY, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                                            Three Months Ended   Six Months Ended    Cummulative
                                               February 28,        February 28,     from the Date
                                                   1997                1997          of Inception
                                            -------------------  -----------------  --------------


Revenue                                            $         -        $         -      $        -
                                                   -----------        -----------      ----------

General and Administrative Expenses                    165,765            311,693         385,507
Interest Expense                                                            1,313           8,552
                                                        15,635
                                                   -----------        -----------      ----------
                                                       167,078            320,245         401,142
                                                   -----------        -----------      ----------

Loss from Operations Before Other Income              (167,078)          (320,245)       (401,142)

Interest Income                                         20,495             21,996          23,796
                                                   -----------        -----------      ----------

Loss From Operations Before Income Taxes              (146,583)          (298,249)       (377,346)

Provision for Income Taxes                                   -                  -               -
                                                   -----------        -----------      ----------

Net Loss                                           $  (146,583)       $  (298,249)     $ (377,346)
                                                   ===========        ===========      ==========

Loss Per Share                                            (.01)              (.03)           (.04)
                                                   ===========        ===========      ==========

Weighted Average Number of Shares
 Outstanding                                        11,757,696         11,036,471       9,950,972
                                                   ===========        ===========      ==========

See Accompanying Notes to Financial Statements.

                      CHENIERE ENERGY, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY




                                                                                Deficit
                                                                              Accumulated
                                            Common Stock         Additional    During the       Notes           Total
                                       -----------------------    Paid-In     Development     Receivable    Stockholders'
                                         Shares       Amount      Capital        Stage      Stockholders'       Equity
                                       -----------  ----------  ------------  ------------  --------------  --------------
Balance - September 1, 1995             1,558,947   $ 133,654   $   992,831    $ (943,361)    $  46,674)       $  136,450

Sales of Shares - Prior to
  Reorganization                          244,512      13,750       123,750             -             -           137,500

Exchange of Shares - Due to
  Reverse Split                        (1,202,514)   (145,601)      145,601             -             -                 -

Net Loss Prior to Acquisition                   -           -             -      (207,722)            -                 -

Restatement of Stockholders' Equity
 Due to the Acquisition of Cheniere
 Energy Operating Co., Inc.                     -           -    (1,151,083)    1,151,083             -                 -

Sale of Shares - At Time of
  and  Subsequent to the
  Reorganization                        9,330,822      27,992     5,087,011             -             -         5,115,003

Expenses Related
  to Offering                                   -           -      (609,451)            -             -          (609,451)

Repayment of Receivable                         -           -             -             -        16,439            16,439
Distribution of Net Assets                      -           -      (112,902)            -        30,235           (82,667)

Net Loss                                        -           -             -       (79,097)            -           (79,097)
                                       ----------   ---------   -----------    ----------     ---------        ----------

Balance - August 31, 1996               9,931,767      29,795     4,475,757       (79,097)            -         4,426,455

Sale of Shares                          2,258,695       6,776     5,953,624             -             -         5,960,400
Conversion of Debt                        105,000         315       209,685             -             -           210,000
Expenses Related to Offering                    -           -      (807,786)            -             -          (807,786)

Net Loss                                        -           -             -      (298,249)            -          (298,249)
                                       ----------   ---------   -----------    ----------     ---------        ----------

Balance - February 28, 1997            12,295,462   $  36,886   $ 9,831,280    $ (377,346)    $       -        $9,490,820
                                       ==========   =========   ===========    ==========     =========        ==========

See Accompanying Notes to Financial Statements.

                     CHENIERE ENERGY, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)


                                                               For the Six       Cummulative
                                                               Months Ended       from Date
                                                            February 28, 1997    of Inception
                                                            ------------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Loss                                                         $  (298,249)   $   (377,346)
 Adjustments to Reconcile Net Loss to
 Net Cash Used by Operating Activities:
 Depreciation                                                           4,043           7,646
 (Increase) in Prepaid Expenses and Other Current Assets             (148,521)       (153,321)
 Increase in Security Deposit                                               -            (500)
 (Decrease) Increase in Accounts Payable and
  Accrued Expenses                                                    (96,118)        196,786
 (Decrease) in Advance from Officers                                     (961)              -
                                                                  -----------    ------------


NET CASH USED BY OPERATING ACTIVITIES                                (539,806)       (326,735)
                                                                  -----------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of Furniture, Fixtures and Equipment                         (6,180)        (56,623)
 Investment                                                        (3,141,745)     (7,141,745)
                                                                  -----------    ------------

NET CASH USED BY INVESTING ACTIVITIES                              (3,147,925)     (7,198,368)
                                                                  -----------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds of Loan                                                           -         425,000
 Repayment of Loan                                                   (215,000)       (215,000)
 Sale of Common Stock                                               5,960,400      11,075,403
 Offering Costs                                                      (807,786)     (1,417,237)
 Advances for Issuance of Common Stock                              1,500,025       1,500,025
                                                                  -----------    ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                           6,437,639      11,368,191
                                                                  -----------    ------------

NET INCREASE IN CASH                                                2,749,908       3,843,088

CASH - BEGINNING OF YEAR                                            1,093,180               -
                                                                  -----------    ------------

CASH - FEBRUARY 28, 1997                                          $ 3,843,088    $  3,843,088
                                                                  ===========    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

 Cash Paid for Interest                                           $    15,635    $     15,635
                                                                  ===========    ============
 Cash Paid for Income Taxes                                       $         -    $          -
                                                                  ===========    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCIAL ACTIVITIES:

  Common stock totalling 105,000 shares was issued upon the conversion of $210,000 of debt.

See Accompanying Notes to Financial Statements.

                     CHENIERE ENERGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 28, 1997


NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING

      a)  Basis of Presentation

          The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Certain reclassifications have been made to the prior period to conform to the current period's presentation.

          For further information refer to the financial statements and footnotes included in the Registrant's Annual Report on form 10-K for the year ended August 31, 1996.

          The results of operations for any interim period are not necessarily indicative of the results to be expected for the full fiscal year ending August 31, 1997.

          The accompanying consolidated financial statements include the accounts of Cheniere Energy, Inc. ("The Company") and its 100% owned subsidiaries, Cheniere Energy Operating Co., Inc. ("Cheniere Operating") and Cheniere Energy California, Inc. ("Cheniere California"). Accordingly, all references herein to Cheniere Energy, Inc. or the "Company" include the consolidated results of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

          On July 3, 1996, Cheniere Energy, Inc. ("Cheniere"), formerly Bexy Communications, Inc., acquired all of the outstanding capital stock of Cheniere Energy Operating Co., Inc. ("Cheniere Operating") as described in Note 4. For accounting purposes, this acquisition has been treated as a recapitalization of Cheniere with Cheniere Operating as the acquirer in a reverse acquisition.

          The equity section of the balance sheet has been restated, as required by purchase accounting in a reverse acquisition, to reflect the par value of Cheniere's (the legal acquirer) outstanding common stock and the accumulated deficit of Cheniere Operating (the accounting acquirer). The difference between the accumulated deficits of Cheniere and Cheniere Operating, totaling $1,151,083, was offset to additional paid in capital.

          The financial statements presented include only the accounts of Cheniere Operating since Cheniere Operating's inception (February 21,
          1996), due to the fact that Cheniere did not succeed to the business or assets of Bexy.

          The Company is currently a development stage enterprise under the provisions of SFAS No. 7.

      b)  Loss Per Share
          Loss per share is based on the weighted average number of shares of common stock outstanding during the period.

                     CHENIERE ENERGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 28, 1997


NOTE 2 -  ACQUISITIONS

          On December 19, 1996, Cheniere California was incorporated. Cheniere California is a 100% owned subsidiary of the Company.

NOTE 3 -  WARRANTS

          The Company has issued and outstanding certain warrants described herein.

          The Company has issued and outstanding 141,666 and 2/3 warrants (collectively, the "June Warrants"), each of which entitles the registered holder thereof to purchase one share of Common Stock. The June Warrants are exercisable at any time on or before June 14, 1999, at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments). The exercise price was determined at a 100% premium to the sale price of Cheniere Operating stock by private placement during May, 1996. The June Warrants were originally issued by Cheniere Operating and were converted to warrants of Cheniere following the Reorganization. The June Warrants were issued to a group of 11 investors in connection with a private placement of unsecured promissory notes.

          Effective September 14, 1996, the Company had not paid all amounts due and payable under the Notes by the Maturity Date. Certain of the noteholders converted their notes into 105,000 shares of common stock. An individual note holder purchased the promissory notes of the remaining note holders. As per the terms of the notes, the holder was entitled to receive up to an aggregate of 21,500 additional warrants for each month, or partial month, any amounts remained due and payable after September 14, 1996, up to a maximum aggregate number of 86,000 such additional warrants. These notes were repaid on December 14, 1996 and, upon repayment, the Company issued 64,500 warrants in accordance with the loan agreement. The terms of the warrants are similar to the June Warrants.

          In consideration of certain investment advisory and other services to the Company, pursuant to warrant agreements each dated as of August 21, 1996, the Company issued warrants to purchase 13,600 and 54,400 shares of Common Stock, (collectively the "Adviser Warrants"). The Adviser Warrants are exercisable at any time on or before May 15, 1999 at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments). The exercise price represents the approximate market price of the underlying Common Stock at the time of the transaction.

          In connection with the July and August 1996 placement of 508,400 shares of Common Stock, the Company issued warrants to purchase 12,500 shares of Common Stock to one of two distributors who placed the shares. Such warrants are exercisable on or before the second anniversary of the sale of the shares of Common Stock at an exercise price of $3.125 per share (subject to customary anti-dilution adjustments). The exercise price represents the approximate market price of the underlying Common Stock at the time of the transaction.

                     CHENIERE ENERGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 28, 1997


NOTE 3 -  WARRANTS (Cont'd)

          In late August 1996, the Company sold 100,000 units, each such unit consisting of 5 shares of Common Stock and a warrant to purchase one share of Common Stock. Each such warrant is exercisable on or before September 1, 1999 at an exercise price of $3.125 per share (subject to customary anti-dilution adjustments). The exercise price represents the approximate market price of the underlying Common Stock at the time of the transaction.

          The Warrants do not confer upon the holders thereof any voting or other rights of a stockholder of the Company.

          Due to significant fluctuations in the market price of the Common Stock, no value has been assigned to any of the warrants and no amount of the debt proceeds has been allocated to paid-in capital.

NOTE 4 -  STOCK OPTIONS

          The Company has granted certain options to purchase shares of Common Stock to 2 executives. Such options aggregate 300,000 shares at an exercise price of $3.00 per share. The options vest and are exercisable as follows:

      1) 75,000 qualified options vest and become exercisable on June 1, 1997 and expire June 1, 2001.

      2) 75,000 qualified options vest and become exercisable on June 1, 1998 and expire June 1, 2001.

      3) 150,000 qualified options vest and become exercisable in equal annual installments of 25% each on the first through fourth anniversary of July 16, 1996 and expire July 16, 2001.

          In addition, the Company has granted qualified options to the former President of the Company. The holder has the option to acquire 19,444 and 2/3 shares of Common Stock at an exercise price of $1.80 per share. The options expire November 11, 2003.

          Also, the Company has granted 12,000 non-qualified options to an employee at an exercise price of $3.00 per share. These options vest and become exercisable in equal annual installments of 25% each on the first through fourth anniversary of January 23, 1997 and expire January 23, 2002.

          The disclosure provisions of SFAS No. 123 do not have a material effect on the financial statements.

                     CHENIERE ENERGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 28, 1997


NOTE 5 -  COMMON STOCK RESERVED

          The Company has reserved 386,666 and 2/3 share of Common Stock for insurance upon the exercise of outstanding warrants.

          The Company has reserved 331,444 and 2/3 shares of Common Shares for insurance upon the exercise of outstanding options.

NOTE 6 -  COMMITMENTS AND CONTINGENCIES

      1) The Company subleases its Houston, Texas headquarters from Zydeco under a month-to-month sublease.

      2) On December 19, 1996, Cheniere Energy California, Inc. ("Cheniere California") was incorporated. Cheniere California is a 100% owned subsidiary of the Company.

          On December 20, 1996, Cheniere California signed a Purchase and Sale Agreement with Poseidon Petroleum, LLC ("Poseidon") to acquire Poseidon's 60% working interest in six undeveloped leases in the Bonito Unit of the Pacific Outer Continental Shelf (OCS) off Santa Barbara County, California. The combined working interest of the six leases are equal to a 47% working interest in the Bonito Unit, which includes a seventh lease that Poseidon has no interest in. Poseidon estimates that the net proved undeveloped reserves attributable to its interest are approximately 47 million barrels of oil equivalent. As payment for this interest, Poseidon will receive production payments aggregating $18,000,000 to be paid as three percent of the production revenue from the leases being assigned. Minimum prepayments from the annual production payment shall be made at the rate of $540,000 per year, payable in advance. Poseidon will receive the first minimum prepayment of $540,000 at closing. Poseidon has prepared a reserve report with respect to the leases which is currently being evaluated by Cheniere California. The principal amount of the production payment and the required minimum yearly payments are subject to adjustment based on the results of the reserve report. The transaction is subject to the receipt of a reserve report acceptable to Cheniere and to the satisfaction of certain conditions by Poseidon and/or Cheniere California, and, accordingly, there can be no assurance that Cheniere California will successfully consummate the transaction. Moreover, if the transaction is consummated, Cheniere California expects that development of the reserves will not occur for at least four years. While Cheniere California would be obligated to make cash payments to Poseidon, regardless of whether production is established, the only result of failure to make payments would be forfeiture of operating rights in the leases and their reassignment to Poseidon. Prior to the establishment of production, Cheniere California expects to fund the minimum prepayments with cash balances or with proceeds from the sale of Cheniere's equity securities and capitalization by Cheniere of Cheniere California. There can be no assurance that economically feasible oil and gas reserves exist in Poseidon's leases in the Bonito Unit until economic feasibility studies have been concluded.

          The working interest in the Bonito Unit, if acquired, will be accounted for under the full cost method.

      3) As of February 28, 1997, the Company has an investment of $7,141,745 in a joint venture. Under the terms of the joint venture agreement, the Company is required to make additional monthly payments aggregating, at least, approximately $6.358 million (See Note 7). The Company's potential participation in the joint venture could be significantly reduced in the event of a failure by the Company to make such required monthly payments when due.

                     CHENIERE ENERGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 28, 1997

NOTE 6 -  COMMITMENTS AND CONTINGENCIES (Cont'd)

      4) One February 28, 1997, the Company issued 352,947 shares of common stock at a price of $4.25 per share. If during the 270 day period following the date of purchase of these shares the Company offers and sells any shares of its common stock for a gross sales price lower than the price paid for these shares, the Company will issue additional shares to reflect the lowest gross sales price at which shares were offered and sold during the period.

NOTE 7 -  SUBSEQUENT EVENTS

          On March 4, 1997, $1,500,025 of Advances for Issuance of Common Stock were transferred to capital, as the Company issued 352,947 shares of common stock. Proceeds received are intended to fund future commitments to the 3-D joint venture. If during the 270 day period following the date of purchase of these shares the Company offers and sells any shares of its common stock for a gross sales price lower than the price paid for these shares, the Company will issue additional shares to reflect the lowest gross sales price at which shares were offered and sold during the period.

          On March 4, 1997, the Company funded an additional $858,255 investment in the 3-D joint venture, bringing its total investment to date to $8,000,000. The Company has a remaining commitment of at least $5.5 million, which is due in three payments: $2 million each on April 22, 1997 and May 22, 1997 and $1.5 million on June 21, 1997. A thirty day grace period applies to each of the payments.

          If the two events described above had occurred as of February 28, 1997, along with applicable costs and expenses, the balance sheet as of February 28, 1997 would reflect the following:



          Cash                                           $ 2,759,882
          Prepaid Expenses and Other Current Assets          119,571
          Property and Equipment, Net                         48,967
          Investment                                       8,000,000
          Security Deposit                                       500
                                                         -----------

           Total Assets                                  $10,928,920
                                                         ===========

          Accounts Payable and Accrued Expenses          $    84,300
                                                         -----------

          Common Stock                                        37,946
          Additional Paid-in Capital                      11,184,020
          Deficit Accumulated During
          the Development Stage                             (377,346)
                                                         -----------
                                                          10,844,620
                                                         -----------
          Total Liabilities and Stockholders' Equity     $10,928,920
                                                         ===========

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING AND SALE OF THE COMMON STOCK OFFERED HEREBY, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND ANY SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   __________



                               TABLE OF CONTENTS

                                                           PAGE


                 Summary..................................   2
                 Risk Factors.............................   5
                 The Company..............................  10
                 Use of Proceeds..........................  11
                 Capitalization...........................  11
                 Market Price and Dividend Information....  12
                 Selected Financial Data..................  13
                 Management's Discussion and Analysis of
                    Financial Condition and Results of
                    Operations............................  14
                 Business and Properties..................  17
                 Management...............................  31
                 Description of Capital Stock.............  34
                 Selling Stockholders.....................  37
                 Principal Stockholders...................  39
                 Plan of Distribution.....................  39
                 Legal Matters............................  40
                 Experts..................................  40
                 Available Information....................  41




                                3,983,850 SHARES


                             CHENIERE ENERGY, INC.


                                  COMMON STOCK
                          (PAR VALUE $.003 PER SHARE)

                                    PART II

                     Information Not Required in Prospectus


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The Common Stock to be registered is to be offered for the account of the Common Stockholders. The estimated expenses of this offering, to be fully paid by Cheniere unless otherwise noted, in connection with the issuance and distribution of the securities being registered are as follows:

     Accounting Fees and Expenses............................... $ 10,000.00
     Legal Fees and Expenses.................................... $ 50,000.00
     Securities and Exchange Commission Filing Fee.............. $  1,561.13
                                                                   ---------
     Miscellaneous Expenses..................................... $  5,000.00
       Total.................................................... $ 51,150.18
                                                                   ---------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated Certificate of Incorporation of Cheniere (the "Charter") eliminates the liability of directors of Cheniere to Cheniere or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, as the same may be amended from time to time (the "DGCL"). Specifically, under Section 102(b)(7) of the DGCL, directors of Cheniere will not be personally liable to Cheniere or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Cheniere or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Charter also provides that Cheniere shall indemnify all persons whom it may indemnify under Section 145 of the DGCL to the fullest extent permitted by such Section. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and
(b) of Section 145, or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to his official capacity and as to action in another capacity while holding such office; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person; and that the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under such Section 145.

     Article IX of Cheniere's By-laws contains detailed indemnification rights for Cheniere's directors, other employees and other agents. The By-laws provide for indemnification in accordance with the provisions of Section 145 of the DGCL.

     The inclusion of the indemnification provisions in the Charter and Cheniere's By-laws may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted Cheniere and its stockholders.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In May and June 1996, Cheniere Operating issued 200 shares of its common stock (which were exchanged for 2,000,000 shares of the Common Stock following the Reorganization) to a group of "accredited investors" (as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act")) pursuant to Rule 506 of Regulation D promulgated under the Securities Act ("Regulation D"). Cheniere Operating received net proceeds of $2,883,000, net of offering costs, on cash sales of $3,000,000.

     In July 1996, Cheniere issued 50,000 shares of Common Stock to an "accredited investor" (as defined in Rule 501(a) promulgated under the Securities Act) for $100,000 in cash pursuant to Rule 506 of Regulation D.

     In July and August 1996, Cheniere conducted an offering of Common Stock pursuant to Regulation S. Cheniere sold 508,400 shares of the Common Stock and received proceeds of $915,000, net of placement fees, from such sale.

     In late August 1996, Cheniere raised $1,000,000 from the sale of 100,000 units, each consisting of five shares of the Common Stock and a warrant to purchase one share of the Common Stock, pursuant to Regulation S. The proceeds were used to fund a $1 million payment to the 3-D Joint Venture made on September 4, 1996.

     Between fiscal year end at August 31, 1996 and February 28, 1997, Cheniere raised net proceeds of $5,145,838 from the sale of equity to accredited investors pursuant to Regulation D and other investors pursuant to Regulation S. Some of the proceeds were used to fund payments in the aggregate of approximately $2.1 million to the 3-D Joint Venture.

     On March 4, 1997, the Company sold 352,947 shares of Common Stock, at a price of $4.25 per share, for net proceeds of $1,500,025 pursuant to Regulation S. With respect to these shares of Common Stock, as well as 352,947 shares of Common Stock issued in February 1997 at a price of $4.25 per share, the Company has agreed that if, during the 270 day period following the date of purchase of these shares, the Company offers and sells any shares of Common Stock for a per share gross sales price lower than the per share price paid for these shares, the Company will issue additional shares of Common Stock to reflect the lowest gross per share sales price at which shares were offered and sold during the period.

     In June 1996, Cheniere Operating borrowed $425,000 (the "Bridge Loan") through a private placement of short term promissory notes. In connection with the placement of the Notes, Cheniere Operating issued warrants, which following the Reorganization, were exchanged for an aggregate of 141,666 and 2/3 warrants to purchase shares of the Common Stock, to the holders of the Notes (the "Noteholders"), each of which warrants entitles the holder to purchase one share of the Common Stock at an exercise price of $3.00 per share at any time on or before June 14, 1999. The Company satisfied all of its obligations under Notes in the aggregate principal amount of $210,000 by paying the accrued interest on such Notes and by agreeing to issue 105,000 shares of the Common Stock at a price of $2.00 per share to the holders of such Notes pursuant to Regulation D. In addition, an individual Noteholder (the "Remaining Noteholder") purchased several outstanding Notes following which such Noteholder held Notes in the aggregate principal amount of $215,000. In exchange for such notes, Cheniere Operating issued a new promissory note in the amount of $215,000 to the Remaining Noteholder, which Cheniere Operating paid on December 13, 1996. The Remaining Noteholder also received 64,500 additional warrants to purchase shares of the Common Stock. Such additional warrants have an exercise price of $3.00 per share and will be exercisable until June 14, 1999.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A.   Exhibits

     3.1 Amended and Restated Certificate of Incorporation of Cheniere Energy, Inc. ("Cheniere")*
     3.2    By-laws of Cheniere*
     4.1    Specimen Common Stock Certificate of Cheniere*
     5.1    Opinion of Dewey Ballantine
     10.1   Exploration Agreement between FX Energy, Inc. (now known as
            Cheniere Energy Operating Co., Inc. ("Cheniere Operating")) and Zydeco Exploration, Inc.*
     10.2 First Amendment to the Exploration Agreement between FX Energy, Inc. (now known as Cheniere Operating) and Zydeco Exploration, Inc.*
     10.3 Second Amendment to the Exploration Agreement between FX Energy, Inc. (now known as Cheniere Operating) and Zydeco Exploration,
            Inc.*
     10.4 Form of Noteholders' Agreement ("Noteholders Agreement") between Cheniere Operating and the holders of promissory notes in the aggregate principal amount of $425,000.00*
     10.5 Form of Warrant Agreement governing warrants of Cheniere issued in exchange for warrants of Cheniere Operating (which were issued pursuant to the Noteholders Agreement)*
     10.6 Asset Transfer, Assignment and Assumption Agreement between Bexy Communications, Inc. and Mar Ventures Inc.*
     10.7 Indemnification Agreement among Buddy Young, Cheniere, Cheniere Energy Operating Co., Inc. and the Stockholders of Cheniere Energy Operating Co., Inc. named therein*
     10.8 Form of Warrant Agreement between Cheniere and each of C.M. Blair, W.M. Foster & Co., Inc. and Redliw Corp.*
     10.9   Consulting Agreement between Cheniere and Buddy Young *
     10.10  Letter Agreement between Cheniere and Buddy Young regarding reverse splits of common stock of Cheniere, par value $.003 per share (the "Common Stock")*
     10.11 Form of Subscription Agreement for purchasers of Common Stock pursuant to pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933*
     10.12 Fourth Amendment to the Exploration Agreement between FX Energy, Inc. (now known as Cheniere Operating) and Zydeco Exploration, Inc.*
     10.13 Form of Letter Agreement between Cheniere and certain purchasers of Common Stock pursuant to Regulation S.*
     21.1   Subsidiaries of Cheniere*
     23.1   Consent of Dewey Ballantine (included in Exhibit 5.1)
     23.2   Consent of Merdinger, Fruchter, Rosen & Corso, P.C.
     23.3 Consent of Merdinger, Fruchter, Rosen & Corso, P.C. to inclusion of financial statements for the fiscal year ended as of August 31, 1996.
     24.1   Powers of Attorney included on signature page.
     -------------
     * Filed previously.

B.   Financial Statement Schedules

     None

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the fifth day of May, 1997.


                                 CHENIERE ENERGY, INC.

                                 By:  /s/ William D. Forster
                                     ----------------------------------------
                                     William D. Forster, President, Chief
                                       Executive Officer and Director




          Pursuant to the requirements of the Securities Act of 1933, this registration statement of which this prospectus is a part has been signed below by the following persons in the capacities indicated and on the fifth day of May, 1997.


Signature                                                       Title
---------                                                       -----
/s/ William D. Forster                                           President, Chief Executive Officer and Director
---------------------------------------------------------------  (Principal Executive Officer)
William D. Forster


/s/ *                                                            Vice-Chairman and Director
---------------------------------------------------------------
Walter L. Williams


/s/ *                                                            Chief Financial Officer and Treasurer
---------------------------------------------------------------
Keith F. Carney


/s/ *                                                            Secretary and Director
---------------------------------------------------------------
Charif Souki


/s/ *                                                            Director
---------------------------------------------------------------
Efrem Zimbalist III

*By: /s/  William D. Forster
    -----------------------------------------------------------
    Willam D. Forster
    Attorney-in-Fact


                                 EXHIBIT INDEX


   Exhibit
     No.                          Description
   -------                        -----------

     3.1 Amended and Restated Certificate of Incorporation of Cheniere Energy, Inc. ("Cheniere")*
     3.2    By-laws of Cheniere*
     4.1    Specimen Common Stock Certificate of Cheniere*
     5.1    Opinion of Dewey Ballantine
     10.1   Exploration Agreement between FX Energy, Inc. (now known as
            Cheniere Energy Operating Co., Inc. ("Cheniere Operating")) and Zydeco Exploration, Inc.*
     10.2 First Amendment to the Exploration Agreement between FX Energy, Inc. (now known as Cheniere Operating) and Zydeco Exploration, Inc.*
     10.3 Second Amendment to the Exploration Agreement between FX Energy, Inc. (now known as Cheniere Operating) and Zydeco Exploration,
            Inc.*
     10.4 Form of Noteholders' Agreement ("Noteholders Agreement") between Cheniere Operating and the holders of promissory notes in the aggregate principal amount of $425,000.00*
     10.5 Form of Warrant Agreement governing warrants of Cheniere issued in exchange for warrants of Cheniere Operating (which were issued pursuant to the Noteholders Agreement)*
     10.6 Asset Transfer, Assignment and Assumption Agreement between Bexy Communications, Inc. and Mar Ventures Inc.*
     10.7 Indemnification Agreement among Buddy Young, Cheniere, Cheniere Energy Operating Co., Inc. and the Stockholders of Cheniere Energy Operating Co., Inc. named therein*
     10.8 Form of Warrant Agreement between Cheniere and each of C.M. Blair, W.M. Foster & Co., Inc. and Redliw Corp.*
     10.9   Consulting Agreement between Cheniere and Buddy Young*

     10.10  Letter Agreement between Cheniere and Buddy Young regarding reverse splits of common stock of Cheniere, par value $.003 per share (the "Common Stock")*
     10.11 Form of Subscription Agreement for purchasers of Common Stock pursuant to pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933*
     10.12 Fourth Amendment to the Exploration Agreement between FX Energy, Inc. (now known as Cheniere Operating) and Zydeco Exploration, Inc.*
     10.13 Form of Letter Agreement between Cheniere and certain purchasers of Common Stock pursuant to Regulation S.*
     21.1   Subsidiaries of Cheniere
     23.1   Consent of Dewey Ballantine (included in Exhibit 5.1)
     23.2   Consent of Merdinger, Fruchter, Rosen & Corso, P.C.
     23.3 Consent of Merdinger, Fruchter, Rosen & Corso, P.C. to inclusion of financial statements for the fiscal year ended as of August 31, 1996.
     24.1   Powers of Attorney included on signature page.
     --------------
     * Filed previously.